EXHIBIT 13.1

TC Energy Corporation
2025 Annual Information Form
February 12, 2026

TC Energy Annual Information Form 2025 | 1

Presentation of information
Throughout this Annual Information Form (AIF), the terms, we, us, our, the Company and TC Energy mean TC Energy Corporation and its subsidiaries. In particular, TC Energy includes references to TransCanada PipeLines Limited (TCPL). The term subsidiary, when referred to in this AIF, with reference to TC Energy means direct and indirect wholly-owned subsidiaries of, and legal entities controlled by, TC Energy or TCPL, as applicable.
Unless otherwise noted, the information contained in this AIF is given at or for the year ended December 31, 2025 (Year End). Amounts are expressed in Canadian dollars, unless otherwise indicated. Information in relation to metric conversion can be found at Schedule A to this AIF. The Glossary found at the end of this AIF contains certain terms defined throughout this
AIF and abbreviations and acronyms that may not otherwise be defined in this document.
Certain portions of TC Energy's Management's Discussion and Analysis dated February 12, 2026 (MD&A) are incorporated by reference into this AIF as stated below and noted elsewhere in this AIF. The MD&A can be found on SEDAR+ (www.sedarplus.ca) under TC Energy's profile.
Financial information is presented in accordance with United States (U.S.) generally accepted accounting principles (GAAP).
2 | TC Energy Annual Information Form 2025

Forward-looking information
This AIF, including the MD&A disclosure incorporated by reference herein, contains certain information that is forward-looking and is subject to important risks and uncertainties. We disclose forward-looking information to help the reader understand management’s assessment of our future plans and financial outlook and our future prospects overall.
Statements that are forward looking are based on certain assumptions and on what we know and expect today and generally include words like anticipate, expect, believe, may, will, should, estimate or other similar words.
Forward-looking statements included or incorporated by reference in this AIF include information about the following, among other things:
•our financial and operational performance, including the performance of our subsidiaries
•expectations about strategies and goals for growth and expansion, including acquisitions
•expected cash flows and future financing options available along with portfolio management
•expectations regarding the size, structure, timing, conditions and outcome of ongoing and future transactions
•expected dividend growth
•expected access to and cost of capital
•expected energy demand levels
•expected costs and schedules for planned projects, including projects under construction and in development
•expected capital expenditures, contractual obligations, commitments and contingent liabilities, including environmental remediation costs
•expected regulatory processes and outcomes
•expected outcomes with respect to legal proceedings, including arbitration and insurance claims
•expected impact of future tax and accounting changes
•commitments and targets contained in our Report on Sustainability, including statements related to our GHG emissions reduction targets, such as our methane emissions intensity target
•expected industry, market and economic conditions, and ongoing trade negotiations, including their impact on our customers and suppliers.
Forward-looking statements do not guarantee future performance. Actual events and results could be significantly different because of assumptions, risks or uncertainties related to our business or events that happen after the date of this AIF.
Our forward-looking information is based on the following key assumptions and subject to the following risks and uncertainties:
Assumptions
•realization of expected impacts from acquisitions and divestitures
•regulatory decisions and outcomes
•planned and unplanned outages and the utilization of our pipelines, power and storage assets
•integrity and reliability of our assets
•anticipated construction costs, schedules and completion dates
•access to capital markets, including portfolio management
•expected industry, market and economic conditions, including the impact of these on our customers and suppliers
•inflation rates, commodity and labour prices
•interest, tax and foreign exchange rates
•nature and scope of hedging.
TC Energy Annual Information Form 2025 | 3

Risks and uncertainties
•realization of expected impacts from acquisitions and divestitures
•our ability to successfully implement our strategic priorities, and whether they will yield the expected benefits
•our ability to implement a capital allocation strategy aligned with maximizing shareholder value
•operating performance of our pipelines, power generation and storage assets
•amount of capacity sold and rates achieved in our pipeline businesses
•amount of capacity payments and revenues from power generation assets due to plant availability
•production levels within supply basins
•construction and completion of capital projects
•cost, availability of, and inflationary pressures on, labour, equipment and materials
•availability and market prices of commodities
•access to capital markets on competitive terms
•interest, tax and foreign exchange rates
•performance and credit risk of our counterparties
•regulatory decisions and outcomes of legal proceedings, including arbitration and insurance claims
•our ability to effectively anticipate and assess changes to government policies and regulations, including those related to the environment
•our ability to realize the value of tangible assets and contractual recoveries
•competition in the businesses in which we operate
•unexpected or unusual weather
•acts of civil disobedience
•cybersecurity and technological developments
•sustainability-related risks including climate-related risks and the impact of energy transition on our business
•economic and political conditions, and ongoing trade negotiations in North America, as well as globally
•global health crises, such as pandemics and epidemics, and the impacts related thereto.
You can read more about these factors and others in the MD&A and in other reports we have filed with Canadian securities regulators and the SEC.
As actual results could vary significantly from the forward-looking information, you should not put undue reliance on forward-looking information and should not use future-oriented information or financial outlooks for anything other than their intended purpose. We do not update our forward-looking statements due to new information or future events unless we are required to by law.
4 | TC Energy Annual Information Form 2025

TC Energy Corporation
CORPORATE STRUCTURE
Our head office and registered office are located at 450 – 1 Street S.W., Calgary, Alberta, T2P 5H1. TC Energy was incorporated pursuant to the provisions of the Canada Business Corporations Act (CBCA) on February 25, 2003 in connection with a plan of arrangement with TCPL (Arrangement), which established TC Energy as the parent company of TCPL. The Arrangement was approved by TCPL common shareholders on April 25, 2003 and, following court approval and the filing of Articles of Arrangement, the Arrangement became effective on May 15, 2003. TCPL continues to carry on business as the principal operating subsidiary of TC Energy. TC Energy does not hold any material assets directly other than the common shares of TCPL and receivables from certain of TC Energy's subsidiaries.
On October 1, 2024, TC Energy separated into two independent, publicly listed companies through the spinoff of its Liquids Pipelines business into South Bow Corporation (South Bow) by way of a plan of arrangement under the CBCA (the Spinoff Transaction). In connection with the Spinoff Transaction, TC Energy restated its Articles of Incorporation on October 1, 2024 to effectively consolidate previous amendments made to its articles which provided for the issuance of various series of preferred shares.
INTERCORPORATE RELATIONSHIPS
The following diagram presents the name and jurisdiction of incorporation, continuance or formation of TC Energy’s principal subsidiaries as at Year End. Each of the subsidiaries shown has total assets that exceeded 10 per cent of the consolidated assets of TC Energy as at Year End or revenues that exceeded 10 per cent of the consolidated revenues of TC Energy as at Year End. Except as otherwise indicated below, TC Energy beneficially owns, controls or directs, directly or indirectly, 100 per cent of the voting shares or units in each of these subsidiaries.

TC Energy Corporation Canada TransCanada PipeLines Limited Canada TransCanada PipeLine USA Ltd. Nevada TransCanada American Investments Ltd. Delaware Columbia Pipeline Group, Inc. Delaware Columbia Pipelines Holding Company, LLC2 Delaware Columbia Pipelines Operating Company, LLC2 Delaware Columbia Gas Transmission, LLC2 Delaware 15142083 Canada Ltd. Canada 6297782 LLC Delaware TransCanada Oil Pipelines Inc. Delaware 701671 Alberta Ltd.1 Alberta TransCanada Mexican Investments Ltd.1 Alberta

The above diagram does not include all of the subsidiaries of TC Energy. The total assets and revenues of excluded subsidiaries in the aggregate did not exceed 20 per cent of the consolidated assets of TC Energy as at Year End or consolidated revenues of TC Energy as at Year End.

[1] 701671 Alberta Ltd. assets and revenues do not exceed 10 per cent of the total consolidated assets or revenues of TC Energy but have been included to meet the total consolidated revenues and assets criteria of excluded subsidiaries threshold of less than 20 per cent.

2 TC Energy beneficially owns, controls or directs, directly or indirectly, 60 per cent of the voting shares or units in each of these subsidiaries.
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Business of TC Energy
We operate in two core businesses – Natural Gas Pipelines and Power and Energy Solutions. In order to provide information that is aligned with how management decisions about our businesses are made and how performance of our businesses is assessed, our results are reflected in four operating segments: Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines, Mexico Natural Gas Pipelines and Power and Energy Solutions. We also have a Corporate segment consisting of corporate and administrative functions that provide governance, financing and other support to TC Energy's business segments.
For information regarding our Natural Gas Pipelines business, including pipeline holdings, developments, opportunities, regulation and competitive position refer to the Natural Gas Pipelines Business, Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines and Mexico Natural Gas Pipelines sections of the MD&A, which sections are incorporated by reference herein.
For information regarding our Power and Energy Solutions business, including holdings, developments, opportunities, regulation and competitive position refer to the Power and Energy Solutions section of the MD&A, which section is incorporated by reference herein.
Refer to the About our business – 2025 Financial highlights - Consolidated results section of the MD&A for our revenues from operations by segment, for the years ended December 31, 2025, 2024 and 2023, which section is incorporated by reference herein.
General development of the business
Summarized below are significant developments that have occurred in our Natural Gas Pipelines, Liquids Pipelines and
Power and Energy Solutions businesses, respectively, and certain acquisitions, dispositions, events or conditions which have had an influence on those developments, during the last three financial years and year to date in 2026. Further information about developments in our business, including changes that we expect will occur in 2026, can be found in the Natural Gas Pipelines Business, Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines, Mexico Natural Gas Pipelines, Power and Energy Solutions, About our business - Capital program - Secured projects, and Discontinued operations sections of the MD&A, which sections are incorporated by reference herein.
6 | TC Energy Annual Information Form 2025

NATURAL GAS PIPELINES
Developments in the Canadian Natural Gas Pipelines Segment

CANADIAN REGULATED PIPELINES
2021 NGTL System Expansion Program
The 2021 NGTL System Expansion Program was completed in 2024 and consists of 344 km (214 miles) of new pipeline, three new compressor units and associated facilities and added approximately 1.59 PJ/d (1.45 Bcf/d) of incremental capacity to the NGTL System. The capital cost of the program was $3.6 billion.
2022 NGTL System Expansion Program
The 2022 NGTL System Expansion Program was completed in 2023 and consists of approximately 166 km (103 miles) of new pipeline, one compressor unit and associated facilities and provides incremental capacity of approximately 773 TJ/d (722 MMcf/d) to meet firm-receipt and intra-basin delivery requirements with eight-year minimum terms. The capital cost of the program was $1.4 billion.
2023 NGTL System Intra-Basin Expansion
The NGTL System Intra-Basin Expansion was completed in 2024 and consists of 23 km (14 miles) of new pipeline and two new compressor stations and is underpinned by approximately 255 TJ/d (238 MMcf/d) of new firm-service contracts with 15-year terms. The capital cost of the expansion was $0.5 billion.
NGTL System/Foothills West Path Delivery Program
The NGTL System/Foothills West Path Delivery Program was completed in 2023 and consisted of a multi-year expansion of the NGTL System and Foothills system to facilitate incremental contracted export capacity connecting to the GTN pipeline system. The combined NGTL System and Foothills program consists of approximately 107 km (66 miles) of pipeline and associated facilities and is underpinned by 275 TJ/d (258 MMcf/d) of new firm-service contracts with terms that exceed 30 years. The capital cost of the program was $1.6 billion.
Valhalla North and Berland River Project
In November 2022, we sanctioned the Valhalla North and Berland River (VNBR) Project to serve aggregate system requirements and connect migrating supply to key demand markets, designed to provide incremental capacity on the NGTL System of approximately 428 TJ/d (400 MMcf/d). On December 21, 2023, we received approval from the CER to construct, own and operate the VNBR Project. The Valhalla section, which consists of approximately 33 km (21 miles) of new pipeline, was placed in-service in third quarter 2025, with a capital cost of approximately $0.2 billion. The Berland River section, which includes a new non-emitting electric compressor unit and associated facilities, has a target in-service date in the second half of 2026 and an estimated capital cost of $0.3 billion.

NGTL Ownership Transfer
On April 1, 2024, ownership of the NGTL System was transferred from Nova Gas Transmission Ltd. to NGTL GP Ltd. on behalf of NGTL Limited Partnership as part of an ordinary course corporate reorganization to support business optimization.

NGTL System - Revenue Requirement Settlement and Multi-Year Growth Plan
On September 26, 2024, the CER approved a five-year negotiated revenue requirement settlement commencing on January 1, 2025.
The settlement enables an investment framework that supports our Board of Directors' approval to allocate up to $3.3 billion of capital towards progression of the Multi-Year Growth Plan (MYGP) for expansion facilities to meet commitments on the NGTL System. It is comprised of multiple distinct projects with various targeted in-service dates, subject to final company and regulatory approvals. To date, approximately $1.1 billion of MYGP expansion facilities have received FID, with various in-service dates starting in 2026. Completion of the MYGP is expected to enable approximately 1.0 Bcf/d of incremental system throughput.
The settlement maintains an ROE of 10.1 per cent on 40 per cent deemed common equity while increasing NGTL System depreciation rates, with an incentive that allows the NGTL System the opportunity to further increase depreciation rates if tolls fall below specified levels, or if growth projects are undertaken. The settlement introduces a new incentive mechanism to reduce both physical emissions and emissions compliance costs, which builds on the incentive mechanism for certain operating costs where variances from projected amounts and emissions savings are shared with our customers. A provision for review by customers exists in the settlement if tolls exceed a pre-determined level or if final company approvals of the multi-year growth plan are not obtained.

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LNG PIPELINE PROJECTS
Coastal GasLink Pipeline
The Coastal GasLink pipeline is a 671 km (417 mile) pipeline that transports natural gas from a receipt point in the Dawson Creek area of British Columbia to LNG Canada's (LNGC) natural gas liquefaction facility near Kitimat, British Columbia. Transportation service on the pipeline is underpinned by 25-year TSAs (with renewal provisions) with each of the five LNGC joint venture participants (LNGC Participants). We hold a 35 per cent ownership interest in Coastal GasLink Limited Partnership (CGL LP), the entity that owns the Coastal GasLink pipeline. Additionally, we hold a 100 percent ownership interest in the general partner of CGL LP, the entity that operates the pipeline.
Throughout construction, the project faced material cost pressures driven by the pandemic, labour, contractor and weather challenges, which ultimately increased the estimated cost of the project to approximately $14.5 billion, excluding potential cost recoveries and after accounting for certain factors that may be outside the control of CGL LP. In connection with the revised cost estimate, we announced our expectation that additional equity contributions required to fund the incremental project costs would be predominantly funded by us, with our share of total equity contributions expected to be up to $5.5 billion and no anticipated change to our 35 per cent ownership interest. This expectation resulted in the recording of cumulative pre-tax impairment charges of $5,148 million ($4,586 million after tax) between December 2022 and September 2023. No further impairment charges have been recorded since September 2023.
In 2023, the Coastal GasLink pipeline project achieved mechanical completion, completed pipeline commissioning activities and was ready to deliver gas to the LNGC facility. These milestones entitled CGL LP to receive a $200 million readiness incentive payment from LNGC. The payment, which accrued entirely to TC Energy under the contractual terms between the CGL LP partners, was recognized as revenue by TC Energy in December 2023 and was received in February 2024.
In June 2024, CGL LP successfully completed a $7.15 billion refinancing of its existing construction credit facility through a private placement bond offering of senior secured notes to Canadian and U.S. investors. Proceeds from the offering were used to repay the majority of the outstanding $8.0 billion balance on CGL LP's construction credit facility. The remaining balance on the construction credit facility was settled through the use of proceeds from the unwinding of certain hedging arrangements associated with the construction credit facility.
In November 2024, CGL LP executed a commercial agreement with LNGC and each of the five LNGC Participants that retroactively declared commercial in-service for the Coastal GasLink pipeline effective October 1, 2024, and provided for a one-time payment of $199 million from LNGC Participants to TC Energy in recognition of completed work and final cost settlement. The payment, which accrued entirely to TC Energy under the contractual arrangements between the CGL LP partners, was recognized as an in-substance distribution from CGL LP in 2024 and was received in October 2025.
In December 2024, following the commercial in-service of the Coastal GasLink pipeline, CGL LP repaid the $3,147 million balance owing under its subordinated loan agreement with TC Energy. Our share of equity contributions required by CGL LP to fund repayment of the subordinated loan amounted to $3,137 million.
At December 31, 2025, our share of total partner equity contributions to fund the capital cost of the project was $5.3 billion. Reclamation activities associated with post-construction work were completed in 2025. In addition, CGL LP has resolved all material claims with a net positive recovery overall to CGL LP. Unused capacity of $163 million remains available under the subordinated loan agreement with TC Energy, though it is not anticipated that CGL LP will draw on a significant portion of the remaining availability.

Coastal GasLink - Cedar Link Expansion
In June 2024, CGL LP sanctioned the Cedar Link project following a positive FID for the construction of the Cedar LNG facility by the Cedar LNG joint venture partners, Haisla Nation and Pembina Pipeline Corporation. The Cedar LNG facility is a proposed floating liquefied natural gas facility to be constructed in Kitimat, British Columbia. The Cedar Link project is an expansion of the Coastal GasLink pipeline that is expected to enable delivery of up to 0.4 Bcf/d of natural gas to the Cedar LNG facility. With an estimated cost of $1.2 billion at FID, the expansion project includes the addition of a new compressor station, connector pipeline and meter station to the existing Coastal GasLink pipeline infrastructure.
Funding for the expansion will be provided through project-level credit facilities of up to $1.4 billion secured by CGL LP in June 2024, equity funding to be provided by the CGL LP partners, including us, and the recovery of construction carrying costs from LNGC Participants who have elected to make payments on a quarterly basis throughout construction. The incremental funds available through the project-level credit facilities and cash AFUDC payments provide additional contingency to mitigate future funding requirements for CGL LP should costs exceed initial estimates of $1.2 billion. TC Energy has entered into an equity contribution agreement to fund up to a maximum of $37 million for its proportionate share of the equity requirements related to the Cedar Link project.
All major regulatory permits have been received and construction began in July 2024. The planned in-service date for the Cedar Link project is 2028, subject to the completion of plant commissioning activities at the Cedar LNG facility.

Coastal GasLink - Indigenous Equity Option
In March 2022, we announced the signing of option agreements to sell up to a 10 per cent equity interest in CGL LP, to Indigenous communities across the project corridor, from our current 35 per cent equity ownership. In January 2026, prospective investors entered into a binding window for these options, which is expected to remain in effect through the end of 2026. Closing of the equity sale is subject to customary regulatory approvals and consents, including the consent of LNGC.

8 | TC Energy Annual Information Form 2025

Developments in the U.S. Natural Gas Pipelines Segment

U.S. NATURAL GAS PIPELINES - COLUMBIA PIPELINE GROUP
Columbia Gas and Columbia Gulf Monetization
On October 4, 2023, we completed the sale of a 40 per cent equity interest in Columbia Gas and Columbia Gulf to Global Infrastructure Partners (GIP) for proceeds of $5.3 billion (US$3.9 billion). Columbia Gas and Columbia Gulf are held by a newly formed entity with GIP. Preceding the close of the equity sale, on August 8, 2023, Columbia Pipelines Operating Company LLC and Columbia Pipelines Holding Company LLC issued US$4.6 billion and US$1.0 billion of long-term, senior unsecured debt, respectively. The net proceeds from the offerings were used to repay existing intercompany indebtedness with TC Energy entities and were directed towards reducing leverage. We continue to have a controlling interest in Columbia Gas and Columbia Gulf and we remain the operator of these pipelines. TC Energy and GIP each fund their proportionate share of annual maintenance, modernization and sanctioned growth capital expenditures through internally generated cash flows, debt financing within the Columbia entities, or from proportionate contributions from TC Energy and GIP.
Columbia Gas Rate Case Settlement
Columbia Gas reached a settlement with its customers effective April 2025 and received FERC approval in October 2025. As part of the settlement, there is a moratorium on any further rate changes until March 31, 2028. Columbia Gas must file for new rates with an effective date no later than April 1, 2031. The settlement also included additional rate step ups in April 2026 and April 2027 to reflect anticipated modernization-related spend. In fourth quarter 2025, previously accrued rate refund liabilities, including interest, were refunded to customers.

Columbia Gas - VR Project
In November 2025, the VR Project, a delivery market project on Columbia Gas designed to replace and upgrade certain facilities while improving reliability and reducing emissions, was placed in-service with a total project cost of approximately US$0.5 billion.

Columbia Gas - KO Transmission Enhancement Acquisition
On April 28, 2022, we approved the approximately US$80 million acquisition of KO Transmission assets to be integrated into our Columbia Gas pipeline to provide additional last-mile connectivity of Columbia Gas into northern Kentucky and southern Ohio to growing LDC markets and a platform for future capital investments including future conversions of coal-fueled power plants in the region. FERC approval for the acquisition was received in November 2022 and the transaction closed in February 2023.
Columbia Gas - Virginia Electrification Project
In February 2024, the Virginia Electrification Project, an expansion project that replaced and upgraded certain facilities through conversion to electric compression, was placed in-service.
Columbia Gas - TCO Connector
In October 2025, we approved the US$0.3 billion TCO Connector on our Columbia Gas system. This project is designed to provide capacity to serve new natural gas-fired power generation supporting forecasted electric generation growth, including expected data centre growth across our system. The TCO Connector project has an anticipated in-service date of 2030.

Columbia Gulf Rate Settlement
On July 7, 2023, Columbia Gulf filed an uncontested rate settlement, which set new recourse rates for Columbia Gulf effective March 1, 2024 and instituted a rate moratorium through February 28, 2027. Columbia Gulf must file for new rates no later than March 1, 2029.
Columbia Gulf - Pulaski and Maysville Projects
In November 2024, we approved two projects on our Columbia Gulf System: the Pulaski and Maysville Projects. These mainline extension projects off Columbia Gulf will facilitate full coal-to-gas conversion at two existing power plants and are expected to provide 0.2 Bcf/d of capacity for incremental gas-fired generation. The projects have anticipated in-service dates in 2029 and total estimated costs of US$0.8 billion.

Columbia Gulf - Southeast Virginia Energy Storage Project
In November 2024, we approved the US$0.3 billion Southeast Virginia Energy Storage Project. This is an LNG peaking facility in southeast Virginia that will serve an existing LDC's growing winter peak day load and mitigate its peak day pricing exposure, as well as increase operational flexibility on the Columbia Gas system. The project has an anticipated in-service date of 2030.
Columbia Gulf - East Lateral XPress
The East Lateral XPress Project, an expansion project on the Columbia Gulf system that connects supply to U.S. Gulf Coast LNG export markets, was placed in-service in May 2025, with a total project cost of approximately US$0.3 billion.

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OTHER U.S. NATURAL GAS PIPELINES
ANR Section 4 Rate Case 2022
ANR reached a settlement with its customers effective August 2022 and received FERC approval in April 2023. As part of the settlement, there was a moratorium on any further rate changes until November 1, 2025. ANR was required to file for new rates with an effective date no later than August 1, 2028, which was filed in April 2025. The settlement also included an additional rate step up which became effective in August 2024 related to certain modernization projects. In second quarter 2023, previously accrued rate refund liabilities, including interest, were refunded to customers.

ANR Section 4 Rate Case 2025
In April 2025, ANR filed a Section 4 Rate Case with FERC requesting an increase to its respective maximum transportation rates effective November 1, 2025, subject to refund. We intend to pursue a collaborative process to find a mutually beneficial outcome with our customers through settlement.

ANR Pipeline - Alberta XPress Project
The Alberta XPress Project, an expansion project on ANR which utilizes existing capacity on the Great Lakes and Canadian Mainline systems to connect growing supply from the WCSB to U.S. Gulf Coast LNG export markets, was placed in-service January 2023.

ANR Pipeline - WR Project
In November 2025, the WR Project, a delivery market project on ANR designed to replace and upgrade certain facilities while improving reliability and reducing emissions along portions of the ANR pipeline system in principal delivery markets, was placed in-service with a total project cost of US$0.7 billion.

ANR Pipeline - Ventura XPress Project
The Ventura XPress Project, a set of ANR projects designed to improve base system reliability and allow for additional long-term contracted transportation services to a point of delivery on the Northern Border pipeline at Ventura, Iowa, was placed in-service in October 2025 with a total project cost of approximately US$0.2 billion.

ANR Pipeline - Heartland Project
In February 2024, we approved the US$0.9 billion Heartland Project, an expansion project on our ANR system that is expected to increase capacity and improve system reliability. The Heartland Project involves pipeline looping, compressor facility additions as well as upgrades and is expected to increase ANR’s overall market share in the Midwest region. The anticipated in-service date is late 2027.
ANR Pipeline - Northwoods Project
In April 2025, we approved the Northwoods Project, an expansion project on our ANR system designed to provide 0.4 Bcf/d of capacity to serve natural gas-fired electric generation demand in the U.S. Midwest, including expected data centres and overall economic growth. The project involves pipeline looping, compressor facility additions as well as other system updates, with an anticipated in-service date of late 2029 and an estimated project cost of approximately US$0.9 billion.

Gas Transmission Northwest LLC (GTN) - GTN XPress
In December 2024, the GTN XPress Project, an expansion of the GTN system that will provide for the transport of incremental contracted export capacity facilitated by the NGTL System/Foothills West Path Delivery Program, was placed in-service. The capital cost of this project was approximately US$0.1 billion.

Great Lakes (GLGT) Rate Settlement
In April 2025, GLGT filed a Section 4 Rate Case with FERC requesting an increase to its respective maximum transportation rates effective November 1, 2025, subject to refund. We intend to pursue a collaborative process to find a mutually beneficial outcome with our customers through settlement.

Gillis Access Project
In March 2024, the Gillis Access Project, a 68 km (42 mile) greenfield pipeline system that connects gas production sourced from the Gillis hub to downstream markets in southeast Louisiana, was placed in-service. The capital cost of this project was approximately US$0.3 billion.

Gillis Access Project - Extension
In February 2023, we approved a 63 km (39 mile), 1.4 Bcf/d extension of the Gillis Access Project to further connect supplies from the Haynesville basin at Gillis. Effective September 1, 2024, all remaining shipper conditions expired and the project was expanded to 1.9 Bcf/d. The project has anticipated in-service dates starting in fourth quarter 2026 and total estimated costs of US$0.4 billion.

North Baja - North Baja XPress Project
In June 2023, the North Baja XPress Project, an expansion project designed to expand capacity and meet increased customer demand on our North Baja pipeline, was placed in-service.
10 | TC Energy Annual Information Form 2025

Portland Natural Gas Transmission System (PNGTS)
On August 15, 2024, we completed the sale of PNGTS for a gross purchase price of approximately $1.6 billion (US$1.1 billion), which included US$250 million of senior notes outstanding held at PNGTS and assumed by the purchaser, BlackRock, through a fund managed by its Diversified Infrastructure business and investment funds managed by Morgan Stanley Infrastructure Partners (Purchaser). We provided customary transition services and worked jointly with the Purchaser to facilitate the safe and orderly transition of this natural gas system, which was completed in third quarter 2025.

Bison XPress Project
In third quarter 2023, we approved the Bison XPress Project, an expansion project on our Northern Border and Bison systems that will replace and upgrade certain facilities and provide much needed production egress from the Bakken basin to a delivery point at the Cheyenne Hub. In October 2024, FERC provided a certificate order approving the project that has an anticipated in-service date in 2026.

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Developments in the Mexico Natural Gas Pipelines Segment

MEXICO NATURAL GAS PIPELINES
TGNH Strategic Alliance with the CFE
In August 2022, we announced a strategic alliance with Mexico’s state-owned electric utility, the CFE, for the development of new natural gas infrastructure in central and southeast Mexico. In connection with the strategic alliance, we reached an FID to develop and construct the Southeast Gateway pipeline, a 1.3 Bcf/d, 715 km (444 mile) offshore natural gas pipeline to serve the southeast region of Mexico. The Southeast Gateway pipeline is in service and we commenced the collection of tolls beginning May 2025. In July 2025, the newly constituted CNE approved our regulated rates required to provide service to potential future interruptible service users on the Southeast Gateway pipeline other than the CFE.
In 2024, the CFE became an equity partner in TGNH with a 13.01 per cent equity interest. The CFE's equity in TGNH is expected to increase to a maximum of 15 per cent, subject to regulatory approvals, and will increase to approximately 35 per cent upon expiry of the contract in 2055.

Villa de Reyes
We placed the lateral section of the Villa de Reyes pipeline into commercial service in third quarter 2023. We continue to work with our partner, the CFE, to complete the south section of the Villa de Reyes pipeline. The in-service date will be determined upon resolution of outstanding stakeholder issues.

12 | TC Energy Annual Information Form 2025

POWER AND ENERGY SOLUTIONS
Developments in the Power and Energy Solutions Segment

CANADIAN POWER
Canadian Cogeneration Plants
In 2024, we executed contract extensions of 5-years at Mackay River, a natural gas cogeneration plant located in Alberta, and 10-years at Grandview, a natural gas cogeneration plant located in New Brunswick.
Saddlebrook Solar
In October 2023, we completed construction of the 81 MW Saddlebrook Solar Project near Aldersyde, Alberta and began commissioning activities, including supplying generation to the Alberta market. Full commercial operation was achieved on January 5, 2024. The project was partially supported with funding from Emissions Reduction Alberta and Lockheed Martin.

Renewable Energy Contracts and/or Investment Opportunities
In November 2023, a majority of the 297 MW Sharp Hills Wind Farm achieved commercial operation resulting in the commencement of our 15-year Power Purchase Agreement for 100 per cent of the power produced and the rights to all environmental attributes from the facility. In second quarter 2023, we finalized contracts to sell 50 MW under our 24-by-7 carbon-free power offering in Alberta, which provides customers power and carbon credits for the decarbonization of the customers’ Scope 2 emissions. Contract terms range from 15 to 20 years and commenced in January 2025.

Bruce Power
The Unit 6 MCR, the first of the six-unit MCR life extension program, was completed in third quarter 2023. The Unit 3 MCR and Unit 4 MCR, which are the second and third units in the MCR life extension program, commenced in first quarter 2023 and 2025 respectively, with expected completion dates in 2026 and 2028, respectively. The Unit 5 MCR final cost and schedule estimate was verified by the IESO on April 2, 2025. The Unit 5 MCR is expected to commence in fourth quarter 2026 with an expected return to service in early 2030. Investments in the remaining two units' MCR life extension programs are expected to continue through 2033. Future MCR investments will be subject to discrete decisions for each unit with specified off-ramps available for Bruce Power and the IESO.
Along with the MCR life extension program, Bruce Power's Project 2030 has a goal of achieving a site peak output of 7,000 MW by 2033 in support of the province of Ontario's climate change targets and future clean energy needs. Project 2030 is focused on continued asset optimization, innovation and leveraging new technology, to increase site capability. Project 2030 is being implemented in three stages with Stage 1, 2 and 3a fully approved for execution. The program commenced in 2019 with a site capability of 6,430 MW and closed out 2025 at approximately 6,580 MW; a net gain of approximately 150 MW. Upon completion of Stages 1, 2 and 3a, the site is projected to reach an output of 6,840 MW. All three stages are being implemented in parallel to the MCR life extension program.
Bruce Power's contract price increased in April 2022, in accordance with contract terms, reflecting capital to be invested under the Unit 3 MCR program and the 2022 to 2024 Asset Management program plus normal annual inflation adjustments. The contract price was then increased again in April 2024 as a result of the IESO approving the Unit 4 MCR program and increased again in April 2025 to reflect the 2025 to 2027 Asset Management program plus normal annual inflation adjustments and the 9-year reset for salaries and pensions.

TC Energy Annual Information Form 2025 | 13

DISCONTINUED OPERATIONS

Spinoff Transaction
On July 27, 2023, we announced plans to separate into two independent, investment-grade, publicly listed companies through the spinoff of our Liquids Pipelines business into its own entity, South Bow. TC Energy shareholders voted to approve the Spinoff Transaction at our 2024 Annual and Special Meeting of shareholders held on June 4, 2024. The Spinoff Transaction received final approval from the Court of King’s Bench of Alberta on June 4, 2024 and was completed on October 1, 2024. The Spinoff Transaction was effected by way of a plan of arrangement under the CBCA pursuant to which, among other things, holders of TC Energy common shares retained their interest in TC Energy and received a pro rata allocation of South Bow’s common shares.
On October 1, 2024, TC Energy and South Bow entered into a separation agreement setting forth the terms of the separation of the Liquids Pipelines business from the business of TC Energy, including the transfer of certain assets related to the Liquids Pipelines business from TC Energy to South Bow and the allocation of certain liabilities and obligations related to the Liquids Pipelines business between TC Energy and South Bow. During 2025, we reached an agreement with South Bow with respect to liabilities we indemnified South Bow for under the Separation Agreement, releasing us from those liabilities.

14 | TC Energy Annual Information Form 2025

General
EMPLOYEES
At Year End, TC Energy's principal operating subsidiary, TCPL, had 6,574 employees, substantially all of whom were employed in Canada and the U.S., as set forth in the following table.

Calgary	2,185
Western Canada (excluding Calgary)	592
Eastern Canada	275
Houston	749
U.S. Midwest	769
U.S. Northeast	203
U.S. Southeast/Gulf Coast (excluding Houston)	1,184
U.S. West Coast	96
Mexico	521
Total	6,574
HEALTH, SAFETY, SUSTAINABILITY AND ENVIRONMENTAL PROTECTION GOVERNANCE AND SOCIAL POLICIES
A discussion of our health, safety, sustainability and environmental protection governance can be found in the MD&A in the Other information – Health, safety, sustainability and environmental matters section, which section is incorporated by reference herein.
Social Policies
We have a number of corporate governance documents, such as policies and standards, including a Commitment Statement, to help guide our teams’ behavior and actions with respect to our core values as well as legal and compliance obligations so they understand their responsibilities and extend respect and courtesy to Indigenous groups and other stakeholders. We have a Code of Business Ethics (COBE) Policy which functions together with TC Energy's other policies and applies to all employees, officers and directors, and contingent workforce contractors of TC Energy and its wholly-owned subsidiaries and/or operated entities in all countries where we conduct business, with the exception of independently operated entities whose corporate governance documents meet or exceed TC Energy’s requirements. Annual online COBE training is provided to all employees and contingent workforce contractors, and all employees and contingent workforce contractors (including executive officers) and directors must certify their compliance with COBE annually. In addition, TC Energy has a Contractor COBE Policy which imposes the same requirements as the COBE Policy on Contractors, as applicable.
We also have an Avoiding Bribery and Corruption (ABC) Program which includes an ABC Policy, annual online training included as part of annual online COBE training, instructor-led training provided to personnel in higher risk locations of our business, a supplier and contractor due diligence review process, and auditing of certain types of transactions.
Our Indigenous Relations Policy is informed by our guiding principles and core values to ensure we build and sustain support through early and honest communication, by mitigating impacts, and through mutually beneficial partnerships. We seek to listen to Indigenous peoples and incorporate their traditional and local knowledge in project design and planning. We strive to work with Indigenous communities to mitigate negative impacts and maximize benefits through hiring and buying locally.
We aim to build mutually beneficial, partnership-oriented relationships with Indigenous communities who are most impacted by our activities. In Canada, we will seek to expand benefits for equity participation in our projects because the best way to align interests from the start is to sit at the table together as partners/owners. Through all these efforts, we strive to be considered as a partner of choice for Indigenous groups and play a meaningful role in reconciliation.
Consistent with our four core values, safety in every step, personal accountability, one team and active learning, Commitment Statement and as outlined in our COBE Policy, TC Energy does not tolerate human rights abuses. In our business activities, including engaging with Indigenous groups and other stakeholders across Canada, the U.S and Mexico, we are committed to respecting human rights and will not be complicit with, or engage in, any activity that supports or facilitates abuse of human rights such as forced labour, child labour, or physical or mental abuses.
TC Energy Annual Information Form 2025 | 15

Risk factors
A discussion of our risk factors can be found in the MD&A in the Natural Gas Pipelines Business, Natural Gas Pipelines - Business risks, Power and Energy Solutions – Business risks and Other information – Risk oversight and enterprise risk management sections, which sections are incorporated by reference herein.
Dividends
Our Board has not adopted a formal dividend policy. The Board reviews the financial performance of TC Energy quarterly and makes a determination of the appropriate level of dividends to be declared in the following quarter. Currently, our payment of dividends is primarily funded from dividends TC Energy receives as the sole common shareholder of TCPL.
Provisions of various trust indentures and credit arrangements with certain of our subsidiaries can restrict those subsidiaries’ ability and, in certain cases, our ability to declare and pay dividends or make distributions under certain circumstances. In the opinion of management, these provisions do not currently restrict our ability to declare or pay dividends.
Additionally, the terms of the hybrid notes issued by TCPL and trust notes issued by TransCanada Trust (a financing trust subsidiary wholly-owned by TCPL), and the respective related agreements, contain dividend stopper provisions which, among other things, are generally triggered if TCPL elects to defer interest payable on the applicable notes. When such provisions are triggered, they prohibit TC Energy and TCPL from declaring or paying dividends, among other prohibitive measures. The dividend stopper provisions have not been triggered for either the hybrid notes or the trust notes.
Dividends on our preferred shares are payable quarterly, as and when declared by the Board. The dividends declared on our common and preferred shares during the past three completed financial years, and the quarterly dividend per common share on our outstanding common shares for the quarter ending March 31, 2026, are set out in the MD&A under the heading
About our business – 2025 Financial highlights – Dividends section, which section is incorporated by reference herein.
16 | TC Energy Annual Information Form 2025

Description of capital structure
SHARE CAPITAL
TC Energy’s authorized share capital consists of an unlimited number of common shares and an unlimited number of first preferred shares and second preferred shares, issuable in series. The number of common shares and preferred shares issued and outstanding as at Year End are set out in the MD&A in the Financial Condition – Share information section, which section is incorporated by reference herein. The following is a description of the material characteristics of each of these classes of shares.
Common shares
The common shares entitle the holders thereof to one vote per share at all meetings of shareholders, except meetings at which only holders of another specified class of shares are entitled to vote, and, subject to the rights, privileges, restrictions and conditions attaching to the first preferred shares and the second preferred shares, whether as a class or a series, and to any other class or series of shares of TC Energy which rank prior to the common shares, entitle the holders thereof to receive (i) dividends if, as and when declared by the Board out of the assets of TC Energy properly applicable to the payment of the dividends in such amount and payable at such times and at such place or places as the Board may from time to time determine, and (ii) the remaining property of TC Energy upon a liquidation, dissolution or winding up of the Company.
We have a shareholder rights plan (the Plan) that is designed to protect the rights of our shareholders, ensure they are treated fairly and provide the Board with adequate time to identify, develop and negotiate alternative value maximizing transactions if there is a take-over bid for TC Energy. The Plan creates a right attaching to each common share outstanding and to each common share subsequently issued. Each right becomes exercisable 10 trading days after a person has acquired (an acquiring person), or commences a take-over bid to acquire, 20 per cent or more of the common shares, other than by an acquisition pursuant to a take-over bid permitted under the terms of the Plan (a permitted bid). Prior to a flip-in event (as described below), each right permits registered holders to purchase from the Company common shares of TC Energy at an exercise price equal to three times the market price of such shares, subject to adjustments and anti-dilution provisions (the exercise price). The beneficial acquisition by any person of 20 per cent or more of the common shares, other than by way of a permitted bid, is referred to as a flip-in event. Ten trading days after a flip-in event, each right will permit registered holders other than an acquiring person to receive, upon payment of the exercise price, the number of common shares with an aggregate market price equal to twice the exercise price. The Plan was reconfirmed at the 2025 annual meeting of TC Energy shareholders and must be reconfirmed at every third annual meeting thereafter.
A discussion of our dividend reinvestment and share purchase plan can be found in the MD&A in the About our business - 2025 Financial highlights – Dividends – Dividend reinvestment and share purchase plan and the Financial condition - Dividend reinvestment plan sections, which sections are incorporated by reference herein.
TC Energy Annual Information Form 2025 | 17

First preferred shares
Subject to certain limitations, the Board may, from time to time, issue first preferred shares in one or more series and determine for any such series, its designation, number of shares and respective rights, privileges, restrictions and conditions. The first preferred shares as a class have, among others, the provisions described below.
The first preferred shares of each series rank on a parity with the first preferred shares of every other series, and are entitled to preference over the common shares, the second preferred shares and any other shares ranking junior to the first preferred shares with respect to the payment of dividends, the repayment of capital and the distribution of assets of TC Energy in the event of its liquidation, dissolution or winding up.
Except as provided by the CBCA, the holders of the first preferred shares will not have any voting rights nor will they be entitled to receive notice of or to attend shareholders' meetings. The holders of any particular series of first preferred shares will, if the directors so determine prior to the issuance of such series, be entitled to such voting rights as may be determined by the Board if TC Energy fails to pay dividends on that series of preferred shares for any period as may be so determined by the Board.
TC Energy currently does not intend to issue any first preferred shares with voting rights, and any issuances of first preferred shares are expected to be made only in connection with corporate financings.
The provisions attaching to the first preferred shares as a class may be modified, amended or varied only with the approval of the holders of the first preferred shares as a class. Any such approval to be given by the holders of the first preferred shares may be given by the affirmative vote of the holders of not less than 66 2/3 per cent of the first preferred shares represented and voted at a meeting or adjourned meeting of such holders.
The holders of Series 1, 3, 5, 7 and 9 preferred shares will be entitled to receive quarterly fixed rate cumulative preferential cash dividends, as and when declared by the Board, to be reset periodically on prescribed dates to an annualized rate equal to the sum of the then five-year Government of Canada bond yield, calculated at the start of the applicable five-year period, and a spread as set forth in the table below and have the right to convert their shares into cumulative redeemable Series 2, 4, 6, 8 and 10 preferred shares, respectively, subject to certain conditions, on such conversion dates as set forth in the table below.
The Series 1, 3, 5, 7 and 9 preferred shares are redeemable by TC Energy in whole or in part on such redemption dates as set forth in the table below, by the payment of an amount in cash for each share to be redeemed equal to $25.00 plus all accrued and unpaid dividends thereon.
The holders of Series 2, 4, 6, 8 and 10 preferred shares will be entitled to receive quarterly floating rate cumulative preferential cash dividends, as and when declared by the Board, at an annualized rate equal to the sum of the then 90-day Government of Canada treasury bill rate, recalculated quarterly, and a spread as set forth in the table below and have the right to convert their shares into Series 1, 3, 5, 7 and 9 preferred shares, respectively, subject to certain conditions, on such conversion dates as set forth in the table below. The Series 2, 4, 6, 8 and 10 preferred shares are redeemable by TC Energy in whole or in part after their respective initial redemption date as set forth in the table below, by the payment of an amount in cash for each share to be redeemed equal to (i) $25.00 in the case of redemptions on such redemption dates as set out in the table below, or (ii) $25.50 in the case of redemptions on any other date, in each case plus all accrued and unpaid dividends thereon.
18 | TC Energy Annual Information Form 2025

In the event of liquidation, dissolution or winding up of TC Energy, the holders of Series 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10 preferred shares shall be entitled to receive $25.00 per preferred share plus all accrued and unpaid dividends thereon in preference over the common shares or any other shares ranking junior to the first preferred shares.

Series of first preferred shares	Initial redemption/conversion date	Redemption/conversion dates	Spread (%)
Series 1 preferred shares	December 31, 2014	December 31, 2029 and every fifth year thereafter	1.92
Series 2 preferred shares	—	December 31, 2029 and every fifth year thereafter	1.92
Series 3 preferred shares	June 30, 2015	June 30, 2030 and every fifth year thereafter[1]	1.28
Series 4 preferred shares	—	June 30, 2030 and every fifth year thereafter[1]	1.28
Series 5 preferred shares	January 30, 2016	January 30, 2031 and every fifth year thereafter	1.54
Series 6 preferred shares	—	January 30, 2031 and every fifth year thereafter	1.54
Series 7 preferred shares	April 30, 2019	April 30, 2029 and every fifth year thereafter	2.38
Series 8 preferred shares	—	April 30, 2029 and every fifth year thereafter	2.38
Series 9 preferred shares	October 30, 2019	October 30, 2029 and every fifth year thereafter	2.35
Series 10 preferred shares	—	October 30, 2029 and every fifth year thereafter	2.35
Series 11 preferred shares[2]	November 30, 2020	November 28, 2025	—
Series 12 preferred shares[3]	—	—	—
Except as provided by the CBCA, the respective holders of the first preferred shares of each outstanding series are not entitled to receive notice of, attend at, nor vote at any meeting of shareholders unless and until TC Energy shall have failed to pay eight quarterly dividends on such series of preferred shares, whether or not consecutive, in which case the holders of the first preferred shares of such series shall have the right to receive notice of and to attend each meeting of shareholders at which directors are to be elected and which take place more than 60 days after the date on which the failure first occurs, and to one vote with respect to resolutions to elect directors for each of the first preferred share of such series, until all arrears of dividends have been paid. Subject to the CBCA, the series provisions attaching to the first preferred shares may be amended with the written approval of all the holders of such series of shares outstanding or by at least two thirds of the votes cast at a meeting of the holders of such shares duly called for that purpose and at which a quorum is present.
Second preferred shares
The rights, privileges, restrictions and conditions attaching to the second preferred shares are substantially identical to those attaching to the first preferred shares, except that the second preferred shares rank junior to the first preferred shares with respect to the payment of dividends, repayment of capital and the distribution of assets of TC Energy in the event of a liquidation, dissolution or winding up of TC Energy.

1 Adjusted to July 2, 2030 to account for applicable business days.

2 On November 28, 2025, TC Energy redeemed all of its issued and outstanding Series 11 preferred shares. Subsequent to the redemption, the Series 11 preferred shares ceased to be listed on the TSX and were cancelled.

3 Prior to the redemption of the Series 11 preferred shares, Series 12 preferred shares were issuable upon conversion of the Series 11 preferred shares, subject to certain conditions, on previously set conversion dates. At the time of the redemption and cancellation of the Series 11 preferred shares, there were no Series 12 preferred shares outstanding.
TC Energy Annual Information Form 2025 | 19

Credit ratings
Although TC Energy has not issued debt to the public, it has been assigned credit ratings by Moody's Investors Service, Inc. (Moody's), S&P Global Ratings (S&P) and Fitch Ratings Inc. (Fitch), and its outstanding preferred shares have also been assigned credit ratings by S&P, Fitch and DBRS Limited (DBRS). Moody's has assigned TC Energy an issuer rating of Baa3 with a stable outlook, S&P has assigned an issuer credit rating of BBB+ with a stable outlook, and Fitch has assigned a long-term issuer default rating of BBB+ with a stable outlook. TC Energy does not presently intend to issue debt securities to the public in its own name and any future debt financing requirements are expected to continue to be funded primarily through its subsidiary, TCPL.
The following table sets out the current credit ratings assigned to those outstanding classes of securities of the Company,
TCPL and TransCanada Trust, and certain related subsidiaries which have been rated by Moody's, S&P, Fitch and DBRS:

	Moody's	S&P	Fitch	DBRS
TCPL - Senior unsecured debt	Baa2	BBB+	BBB+	BBB (high)
TCPL - Junior subordinated notes	Baa3	BBB-	BBB-[1]	BBB (low)[1]
TransCanada Trust - Subordinated trust notes	Ba1	BBB-	BBB-	Not rated
TC Energy Corporation - Preferred shares	Not rated	P-2 (Low)	BBB-	Pfd-3 (high)
Commercial paper (TCPL and TCPL guaranteed)	P-2	A-2	F2	R-2 (high)
Rating outlook/status	Stable	Stable	Stable	Stable
Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities.
Credit ratings are not recommendations to purchase, hold or sell securities and do not address the market price or suitability of a specific security for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if, in its judgment, circumstances so warrant.
Each of the Company, TCPL, TransCanada Trust and certain of our other subsidiaries paid fees to each of Moody's, S&P, Fitch and DBRS for the credit ratings rendered in respect of their outstanding classes of securities noted above. In addition to annual monitoring fees for the Company and TCPL and their rated securities, additional payments are made in respect of other services provided in connection with various rating advisory services.
The information concerning our credit ratings relates to our financing costs, liquidity and operations. The availability and cost of our funding options may be affected by certain factors, including the global capital markets environment and outlook as well as our financial performance. Our access to capital markets for required capital at competitive rates is influenced by our credit rating and rating outlook, as determined by credit rating agencies such as Moody's, S&P, Fitch and DBRS. If our ratings were downgraded, TC Energy's financing costs and future debt issuances could be unfavourably impacted. A description of the rating agencies' credit ratings listed in the table above is set out below.
MOODY’S
Moody's has different rating scales for short- and long-term obligations. Numerical modifiers 1, 2 and 3 are appended to each rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and a modifier 3 indicates a ranking in the lower end of that generic rating category. The Baa2 rating assigned to TCPL's senior unsecured debt and the Baa3 rating assigned to TCPL's junior subordinated notes are in the fourth highest of nine rating categories for long-term obligations. Obligations rated Baa are judged to be medium-grade and are subject to moderate credit risk, and as such, may possess certain speculative characteristics. The Ba1 rating assigned to the TransCanada Trust subordinated trust notes, is in the fifth highest of nine rating categories for long-term obligations. Obligations rated Ba are judged to have speculative elements and are subject to substantial credit risk. The P-2 rating assigned to TCPL's and TCPL guaranteed U.S. commercial paper programs is the second highest of four rating categories for short-term debt issuers. Issuers rated P-2 have a strong ability to repay short-term debt obligations. Outlooks may be assigned at the issuer level or at the rating level. A Moody’s rating outlook is an opinion regarding the likely rating direction over the medium term. A stable outlook indicates a low likelihood of a rating change over the medium term. A negative, positive or developing outlook indicates a higher likelihood of a rating change over the medium term.
1 The assigned rating applies to only certain classes of the securities noted, further details are set out below.
20 | TC Energy Annual Information Form 2025

S&P
S&P has different rating scales for short- and long-term obligations and Canadian preferred shares. Ratings from AA through CCC may be modified by the addition of a plus (+) or minus (-) sign to show the relative standing within a particular rating category. The BBB+ rating assigned to TCPL's senior unsecured debt is in the fourth highest of 10 rating categories for long-term obligations. A BBB rating indicates the obligor's capacity to meet its financial commitment is adequate; however, adverse economic conditions or changing circumstances are more likely to weaken the obligor's capacity to meet its financial commitments on the obligation. The BBB- ratings assigned to TCPL’s junior subordinated notes and to the TransCanada Trust subordinated trust notes, is in the fourth highest of 10 rating categories for long-term debt obligations and the P-2 (Low) rating assigned to TC Energy’s preferred shares is the second highest of eight rating categories for Canadian preferred shares. The BBB- ratings assigned to TCPL's junior subordinated notes and the TransCanada Trust subordinated trust notes, and the P-2 (Low) rating assigned to TC Energy's preferred shares indicate these obligations exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to weaken the obligor’s capacity to meet its financial commitment on the obligation. TCPL's and TCPL guaranteed U.S. commercial paper programs are each rated A-2 which is the second highest of six rating categories for short-term debt issuers. Short-term debt issuers rated A-2 have satisfactory capacity to meet their financial commitments, however they are somewhat more susceptible to adverse effects of changes in circumstances and economic conditions than obligors in the highest rating category. S&P assigns outlooks to issuers and not to individual debt securities. An S&P outlook assesses the potential direction of a long-term credit rating over the intermediate term, which is generally up to two years for investment grade issuers. S&P has assigned a stable outlook to the Company, indicating its ratings are not likely to change over the intermediate term.
FITCH
Fitch has different rating scales for short- and long-term obligations. Ratings from AA through CCC may be modified by the addition of a plus (+) or minus (-) sign to show the relative status within a particular rating category. The BBB+ rating assigned to TCPL's senior unsecured debt, and the BBB- ratings assigned to all series of TCPL's junior subordinated notes, with the exception of the series due 2067 which are not rated by Fitch, the TransCanada Trust subordinated trust notes and TC Energy's preferred shares are in the fourth highest of 11 rating categories for long-term obligations. A BBB rating indicates that expectations of default risk are currently low and that the capacity for payment of financial commitments is considered adequate, but adverse business or economic conditions are more likely to impair this capacity. The F2 rating assigned to TCPL's and TCPL guaranteed U.S. commercial paper program is the second highest of seven rating categories for short-term debt issuers. Issuers rated F2 have good intrinsic capacity for timely payment of financial commitments. Ratings outlooks by Fitch indicate the direction a rating is likely to move over a one-to-two year period and reflect financial or other trends that have not yet reached or been sustained to the level that would cause a rating action, but which may do so if such trends continue.
TC Energy Annual Information Form 2025 | 21

DBRS
DBRS has different rating scales for short- and long-term obligations and Canadian preferred shares. High or low grades are used to indicate the relative standing within all rating categories other than AAA and D and other than in respect of DBRS’ ratings of commercial paper and short-term debt, which utilize high, middle and low subcategories for its R-1 and R-2 rating categories.
In respect of long-term debt and preferred share ratings, the absence of either a high or low designation indicates the rating is in the middle of the category. The BBB (high) rating assigned to TCPL's senior unsecured debt and the BBB (low) rating assigned to TCPL's junior subordinated notes due 2067 are in the fourth highest of 10 categories for long-term debt and indicate adequate credit quality. The capacity for the payment of financial obligations is considered acceptable. Long-term debt rated BBB may be vulnerable to future events. The Pfd-3 (high) rating assigned to TC Energy's preferred shares is in the third highest of six rating categories for preferred shares. Preferred shares rated Pfd-3 are generally of adequate credit quality. While protection of dividends and principal is still considered acceptable, the issuing entity is more susceptible to adverse changes in financial and economic conditions, and there may be other adverse conditions present which detract from debt protection. Pfd-3 ratings generally correspond with issuers with a BBB category or higher reference point. The R-2 (high) rating assigned to TCPL's Canadian commercial paper program is in the fourth highest of 10 rating categories for short-term debt issuers and indicates the upper end of adequate credit quality. The capacity for payment of short-term financial obligations as they fall due is acceptable. Short-term debt rated R-2 (high) may be vulnerable to future events. Rating trends provide guidance in respect of DBRS' opinion regarding the outlook for a credit rating. The rating trend indicates the direction in which DBRS considers the credit rating may move if present circumstances continue.
Market for securities
TC Energy's common shares are listed on the TSX and the NYSE under the symbol TRP. The following table sets out our preferred shares listed on the TSX as of February 12, 2026.

Type	Issue Date	Stock Symbol
Series 1 preferred shares	September 30, 2009	TRP.PR.A
Series 2 preferred shares	December 31, 2014	TRP.PR.F
Series 3 preferred shares	March 11, 2010	TRP.PR.B
Series 4 preferred shares	June 30, 2015	TRP.PR.H
Series 5 preferred shares	June 29, 2010	TRP.PR.C
Series 7 preferred shares	March 4, 2013	TRP.PR.D
Series 9 preferred shares	January 20, 2014	TRP.PR.E
Series 10 preferred shares	October 30, 2024	TRP.PR.L

22 | TC Energy Annual Information Form 2025

The following tables set out the reported monthly high, low, and month end closing trading prices and monthly trading volumes of the common shares of TC Energy on the TSX and the NYSE, and the respective Series 1, 2, 3, 4, 5, 6, 7, 9, 10 and 11 preferred shares on the TSX, for the periods indicated:
COMMON SHARES

Month	TSX (TRP)				NYSE (TRP)
	High ($)	Low ($)	Close ($)	Volume traded	High (US$)	Low (US$)	Close (US$)	Volume traded
December 2025	$77.13	$73.47	$75.58	135,417,416	$56.34	$53.29	$55.01	41,845,330
November 2025	$77.73	$69.41	$75.50	61,399,157	$55.34	$49.27	$54.72	41,655,751
October 2025	$77.26	$69.79	$70.38	130,458,322	$55.37	$49.84	$50.16	53,521,212
September 2025	$75.72	$70.69	$75.67	130,669,258	$54.41	$51.08	$54.41	42,740,936
August 2025	$72.26	$65.74	$71.52	61,652,740	$52.26	$47.76	$52.06	30,495,956
July 2025	$66.99	$63.34	$66.16	155,628,759	$48.91	$46.29	$47.88	52,376,366
June 2025	$71.12	$63.99	$66.48	196,248,816	$51.99	$46.53	$48.79	65,419,664
May 2025	$70.88	$66.89	$69.54	48,067,304	$51.34	$47.92	$50.64	33,773,035
April 2025	$70.33	$62.17	$69.65	177,046,397	$50.50	$43.59	$50.41	69,452,348
March 2025	$70.97	$64.31	$67.96	201,361,199	$49.70	$44.40	$47.21	48,195,155
February 2025	$67.94	$62.55	$64.75	63,507,626	$47.51	$43.51	$44.74	36,662,346
January 2025	$70.05	$64.65	$65.49	111,508,044	$48.64	$44.86	$45.05	44,082,793

TC Energy Annual Information Form 2025 | 23

PREFERRED SHARES

Month	Series 1	Series 2	Series 3	Series 4	Series 5	Series 6[1]	Series 7	Series 9	Series 10	Series 11[2]
December 2025
High	$21.39	$19.95	$18.32	$17.00	$19.46	$19.96	$24.64	$23.60	$23.38	—
Low	$20.69	$18.92	$17.74	$16.40	$18.25	$18.20	$23.70	$22.61	$20.60	—
Close	$21.39	$19.75	$18.15	$16.89	$19.42	$19.61	$24.39	$23.47	$21.68	—
Volume Traded	292,289	39,356	337,291	45,779	307,494	15,130	156,477	74,783	1,000	—
November 2025
High	$21.43	$19.50	$18.25	$17.01	$18.30	$19.50	$24.48	$23.40	$22.68	$25.21
Low	$20.40	$18.56	$17.22	$16.11	$17.71	$17.75	$22.98	$22.07	$20.00	$24.97
Close	$21.43	$19.40	$18.25	$16.65	$18.30	$18.85	$24.25	$22.95	$21.64	$25.00
Volume Traded	144,604	56,626	309,410	15,282	407,861	15,352	161,768	166,682	2,158	317,135
October 2025
High	$20.50	$18.95	$17.50	$16.54	$17.74	$17.99	$24.21	$23.16	$21.75	$25.25
Low	$19.93	$18.44	$16.91	$15.96	$17.45	$16.70	$23.19	$21.70	$19.95	$24.80
Close	$20.50	$18.61	$17.49	$16.12	$17.74	$17.80	$24.21	$23.14	$21.38	$25.17
Volume Traded	337,443	32,789	309,082	11,892	431,465	10,270	351,287	235,850	900	1,924,989
September 2025
High	$20.38	$19.05	$18.89	$16.77	$17.89	$18.11	$23.70	$22.10	$22.00	$25.02
Low	$19.47	$18.37	$16.49	$15.90	$17.29	$17.50	$23.14	$21.48	$20.27	$24.70
Close	$19.98	$18.66	$17.12	$16.09	$17.59	$17.75	$23.70	$22.10	$20.89	$24.93
Volume Traded	756,487	25,412	292,785	52,963	63,032	9,820	544,082	310,960	7,325	273,236
August 2025
High	$20.91	$19.50	$17.42	$16.90	$17.96	$18.12	$23.60	$22.46	$22.00	$24.95
Low	$20.06	$18.63	$15.62	$15.99	$17.55	$16.70	$22.86	$21.34	$20.25	$24.34
Close	$20.19	$19.29	$17.31	$16.79	$17.79	$18.09	$23.45	$22.00	$21.15	$24.95
Volume Traded	511,810	19,641	431,829	21,506	193,009	9,100	104,462	198,491	1,700	178,547
July 2025
High	$21.04	$19.49	$17.58	$17.38	$18.01	$18.01	$23.45	$22.70	$22.70	$24.79
Low	$19.40	$17.65	$16.90	$15.50	$16.85	$16.56	$22.61	$20.69	$18.95	$24.19
Close	$20.90	$19.49	$17.35	$16.38	$18.01	$18.00	$23.40	$22.60	$21.50	$24.65
Volume Traded	447,238	79,713	832,684	36,414	617,227	18,677	270,239	150,387	3,402	298,652
June 2025
High	$19.48	$17.90	$17.10	$15.95	$17.32	$17.05	$22.91	$20.95	$20.30	$24.20
Low	$18.47	$16.85	$15.02	$14.99	$15.21	$15.16	$21.87	$19.86	$18.00	$22.70
Close	$19.48	$17.86	$17.10	$15.92	$16.91	$16.75	$22.62	$20.83	$19.75	$24.15
Volume Traded	211,947	60,751	439,289	83,340	323,297	45,231	255,167	218,330	9,931	127,345
May 2025
High	$19.05	$17.50	$15.14	$15.15	$15.50	$15.50	$21.87	$19.94	$19.80	$23.44
Low	$17.43	$16.26	$14.10	$13.88	$14.27	$14.50	$20.52	$18.57	$17.25	$21.90
Close	$18.81	$17.00	$15.10	$15.15	$15.25	$15.50	$21.78	$19.80	$18.54	$22.97
Volume Traded	217,650	154,003	463,983	28,008	643,789	35,955	380,863	251,042	2,800	270,472
April 2025
High	$18.50	$17.92	$14.85	$14.90	$15.11	$15.55	$21.44	$19.61	$19.40	$23.00
Low	$16.47	$15.80	$13.45	$13.36	$13.41	$14.15	$19.26	$17.13	$16.55	$20.80
Close	$17.36	$16.10	$14.08	$14.08	$14.18	$14.75	$20.48	$18.49	$17.50	$21.77
Volume Traded	236,476	315,144	110,274	35,364	92,967	23,668	320,589	115,975	18,119	202,403
March 2025
High	$18.59	$17.94	$15.28	$15.18	$15.75	$16.04	$21.85	$20.10	$19.85	$23.10
Low	$17.80	$17.01	$14.33	$14.39	$14.74	$15.20	$21.20	$19.32	$18.01	$22.00
Close	$18.59	$17.86	$14.85	$14.82	$15.16	$15.60	$21.28	$19.60	$19.50	$22.99
Volume Traded	432,891	30,318	165,621	28,700	402,604	18,902	442,303	110,932	2,903	213,490
February 2025
High	$18.81	$18.35	$15.70	$15.64	$16.02	$16.20	$21.80	$20.20	$22.20	$23.41
Low	$18.29	$17.70	$15.15	$14.87	$15.55	$15.73	$21.01	$19.41	$19.00	$22.50
Close	$18.32	$17.75	$15.23	$15.07	$15.76	$15.89	$21.80	$19.84	$19.45	$23.10
Volume Traded	171,169	36,102	289,291	46,217	424,675	25,816	307,095	314,624	880	297,015
January 2025
High	$18.86	$18.69	$16.00	$16.60	$16.44	$16.48	$21.58	$20.18	$22.20	$23.91
Low	$18.02	$17.65	$14.50	$14.50	$14.83	$15.30	$20.86	$19.19	$18.60	$22.19
Close	$18.84	$18.32	$15.80	$15.51	$16.04	$16.11	$21.50	$20.18	$19.25	$23.25
Volume Traded	545,144	319,340	216,777	64,613	153,320	30,739	444,395	476,345	3,160	113,966
1 TC Energy's cumulative redeemable first preferred shares, Series 6, were listed on the TSX under the symbol TRP.PR.I until their conversion into cumulative redeemable first preferred shares, Series 5 on January 30, 2026.

2 TC Energy's cumulative redeemable first preferred shares, Series 11, were listed on the TSX under the symbol TRP.PR.G until their redemption on November 28, 2025.
24 | TC Energy Annual Information Form 2025

Directors and officers
As of February 12, 2026, the directors and executive officers of TC Energy as a group beneficially owned, or exercised control or direction over, directly or indirectly, an aggregate of 426,525 common shares, constituting 0.04 per cent of the common shares of TC Energy. The Company collects this information from our directors and executive officers but otherwise we have no direct knowledge of individual holdings of TC Energy's securities.
DIRECTORS
The following table sets forth the names of the directors who serve on the Board as of February 12, 2026, together with their jurisdictions of residence, all positions and offices held by them with TC Energy, unless otherwise stated, their principal occupations or employment during the past five years and the year from which each director has continually served as a director of TC Energy. Positions and offices held with TC Energy are also held by such person at TCPL. Each director holds office until the next annual meeting or until his or her successor is earlier elected or appointed.

Name and place of residence	Principal occupation during the five preceding years	Director since
Scott Bonham Atherton, California U.S.A.	Corporate director. Co-founder of Intentional Capital Real Estate (Canada) (real estate asset management) since October 2014. Director, Loblaw Companies Limited (retail grocery) since October 2016. Advisor to the CEO, Magna International Inc. (Magna) (automotive manufacturing) from May 2021 to December 2025. Director, The Bank of Nova Scotia (Scotiabank) (chartered bank) from January 2016 to April 2025, and Magna from May 2012 to May 2021.	2024
Cheryl F. Campbell Monument, Colorado U.S.A.	Corporate director. Director, Pacific Gas & Electric Corporation (PGE) (utilities) since April 2019, Summit Utilities (Summit) (natural gas distribution) since September 2020 and Board Chair of Summit since January 2024, JANA Corporation (engineering) since January 2020, and National Underground Group (infrastructure service provider) from March 2018 to December 2023.	2022
Michael R. Culbert Calgary, Alberta Canada
Corporate director. Director, ARC Resources Ltd. (ARC) (oil and gas, exploration and production) since May 2024, Humble Midstream II LLC (oil and gas) from December 2023 to February 2025, Precision Drilling Corporation (Precision) (oil and gas services) from December 2017 to June 2024, Komfort IQ Canada (HVAC controls company) from June 2022 to December 2023, Reserve Royalty Income Trust (private oil and gas royalty trust) from May 2017 to June 2021, and Enerplus Corporation (Enerplus) (oil and gas, exploration and production) from March 2014 to August 2020. Vice-Chair (Non-Executive) and Director, PETRONAS Canada Ltd. (PETRONAS) (oil and natural gas) from November 2016 to March 2020.
		2020
William D. Johnson Knoxville, Tennessee U.S.A.	Corporate director. Director, Strata Clean Energy (renewable power) since January 2025, Terrestrial Energy Inc. (nuclear power) since February 2023, NiSource Inc. (utilities) since March 2022, and BrightNight LLC (renewable energy) since December 2021. President and CEO, PGE (utilities) from May 2019 to June 2020.	2021
Susan C. Jones Calgary, Alberta Canada	Corporate director. Director, Canadian National Railway Limited (freight railway) since May 2022, Piedmont Lithium Inc. (Piedmont) (emerging lithium company) from June 2021 to June 2023, ARC from April 2020 to February 2023, and Gibson Energy Inc. (Gibson) (mid-stream oil-focused infrastructure company) from December 2018 to February 2020.	2020
John E. Lowe Houston, Texas U.S.A.	Corporate director. Chair of the Board, TC Energy since January 2024. Member, International Board of Advisors, Horizon Engage (global intelligence platform) since February 2025. Director, Phillips 66 Company (energy infrastructure) from May 2012 to May 2025. Non-executive Chair of the Board, Apache Corporation (Apache) (oil and gas) from May 2015 to September 2022. Senior Executive Advisor at Tudor, Pickering, Holt & Co. LLC (energy investment and merchant banking) from September 2012 to August 2021.	2015
TC Energy Annual Information Form 2025 | 25

Name and place of residence	Principal occupation during the five preceding years	Director since
Dawn Madahbee Leach Little Current, Ontario Canada	General Manager, Waubetek Business Corporation (Indigenous financial institution) since 1988 and Founder, President and CEO of Indigenous Business International (strategic advisor) since 2016. Director, Peace Hills Trust (financial institution) since 2012, English River First Nation’s Des Nedhe Group (Indigenous business investment) since 2024 and Chairperson of The National Indigenous Economic Development Board (federally appointed advisory board) since 2000. Director, Niobay Metals Inc. (mining) from May 2018 to June 2025.	2024
François L. Poirier Calgary, Alberta Canada	President and CEO since January 2021. Chief Operating Officer (COO) and President, Power and Storage from September 2020 to December 2020. COO and President, Power and Storage and Mexico from January 2020 to September 2020. Executive Vice-President, Corporate Development and Strategy, and President, Power & Storage and Mexico from May 2019 to January 2020. Director, Canadian Imperial Bank of Commerce (chartered bank) since September 2024.	2021
Una Power Vancouver, British Columbia Canada	Corporate director. Director, Teck Resources Limited (Teck) (diversified mining) since April 2017 and Scotiabank (chartered bank) since April 2016.	2019
Mary Pat Salomone Naples, Florida U.S.A.	Corporate director. Director, South Bow Corporation (energy infrastructure) since October 2024, Intertape Polymer Group (manufacturing) from November 2015 to June 2022, and Herc Rentals (equipment rental) from July 2016 to December 2021.	2013
Siim A. Vanaselja Toronto, Ontario Canada	Corporate director. Chair of the Board, TC Energy from May 2017 to December 2023. Director, Power Corporation (financial services) since May 2020, Power Financial Corporation (financial services) since May 2018, RioCan Real Estate Investment Trust (real estate) since May 2017, and Great-West Lifeco Inc. (financial services) since May 2014.	2014
Thierry Vandal Mamaroneck, New York U.S.A.	President, Axium Infrastructure U.S., Inc. (independent infrastructure fund management firm) and Director, Axium Infrastructure Inc. (independent infrastructure fund management firm) since 2015. Director, Royal Bank of Canada (chartered bank) since 2015.	2017
Dheeraj "D" Verma Houston, Texas U.S.A.	Senior Advisor, Quantum Energy Partners (Quantum) (private equity firm) since November 2021. President, Quantum Energy Partners from November 2016 to November 2021. Director, Jagged Peak Energy Inc. (oil and gas) from January 2017 to January 2020.	2022
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
As of the date hereof, except as indicated below, no other director or executive officer of the Company is or was a director or officer of another company in the past 10 years that:
•was the subject of a cease trade or similar order, or an order denying that company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days
•was involved in an event that resulted in the company being subject to one of the above orders after the director or executive officer no longer held that role with the company, which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer
•while acting in that capacity, or within a year of ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that company.
In January 2019, PGE filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code as a result of claims arising from fires caused by PGE’s electrical equipment. Following discussions initiated by the PGE board of directors, Mr. Johnson agreed to serve as President and CEO throughout PGE’s bankruptcy process, beginning May 2, 2019, with the understanding that upon PGE’s emergence from bankruptcy he would resign from PGE. On July 1, 2020, PGE emerged from Chapter 11 bankruptcy, upon completing a restructuring process that was confirmed by the United States Bankruptcy Court on June 20, 2020. Mr. Johnson resigned as President and CEO of PGE on June 30, 2020.
Ms. Campbell joined the board of directors of PGE in April 2019, after PGE filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in January 2019 and prior to its emergence from Chapter 11 bankruptcy in July 2020. Ms. Campbell continues to be a director of PGE.
26 | TC Energy Annual Information Form 2025

No director or executive officer of the Company has within the past 10 years:
•become bankrupt
•made a proposal under any legislation relating to bankruptcy or insolvency
•become subject to or launched any proceedings, arrangement or compromise with any creditors, or
•had a receiver, receiver manager or trustee appointed to hold any of their assets.
No director or executive officer of the Company has been subject to:
•any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or
•any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
BOARD COMMITTEES
TC Energy has four standing committees of the Board: the Audit Committee, the Governance Committee, the Health, Safety, Sustainability and Environment Committee and the Human Resources Committee. As President and CEO of TC Energy, Mr. Poirier is not a member of any Board committees, but is invited to attend committee meetings as required.
The voting members of each of these committees, as of February 12, 2026, are identified below. Information about the Audit Committee can be found in this AIF under the heading Audit Committee.

Director	Audit Committee	Governance Committee	Health, Safety, Sustainability and Environment Committee	Human Resources Committee
Scott Bonham	✓			✓
Cheryl F. Campbell	✓		✓
Michael R. Culbert	✓		✓
William D. Johnson		✓		Chair
Susan C. Jones	✓			✓
John E. Lowe (Chair)		✓		✓
Dawn Madahbee Leach	✓		✓
Una Power	Chair		✓
Mary Pat Salomone		✓	Chair
Siim A. Vanaselja		✓		✓
Thierry Vandal		Chair	✓
Dheeraj "D" Verma		✓		✓
TC Energy Annual Information Form 2025 | 27

OFFICERS
With the exception of Tina V. Faraca, Patrick C. Muttart, Sean P. O'Donnell and Alisa M. Williams, all of the executive officers and corporate officers of TC Energy reside in Alberta, Canada. Positions and offices held with TC Energy are also held by such person at TCPL. As of the date hereof, the officers of TC Energy, their present positions within TC Energy, unless otherwise stated, and their principal occupations during the five preceding years are as follows:
Executive officers

Name	Present position held	Principal occupation during the five preceding years
François L. Poirier	President and Chief Executive Officer
Prior to January 2021, COO and President, Power and Storage. Prior to September 2020, COO and President, Power and Storage and Mexico. Prior to January 2020, Executive Vice-President, Corporate Development and Strategy, and President, Power & Storage and Mexico.

Dawn E. de Lima	Executive Vice-President, Corporate Services	Prior to December 2020, Chief Shared Services Officer, TransAlta Corporation (electricity service provider).
Anita Dusevic Oliva	Executive Vice-President and General Counsel
Prior to April 1, 2025, Operating Partner, Brookfield Infrastructure (infrastructure). Prior to February 2023, COO, Inter Pipeline Ltd. (Inter Pipeline) (oil and natural gas). Prior to April 2022, Senior Vice President, Corporate Services, Inter Pipeline. Prior to November 2020, Vice President, Legal, Inter Pipeline.

Tina V. Faraca Texas, U.S.A.	Executive Vice-President and Chief Operating Officer, Natural Gas Pipelines
Prior to February 2025, Executive Vice-President and President, U.S. Natural Gas Pipelines. Prior to August 2023, President, U.S. Natural Gas Pipelines. Prior to September 2022, Senior Vice-President, Operations, Projects and Technical Operational Services. Prior to December 2021, Senior Vice-President, Commercial. Prior to April 2020, Chief Commercial Officer, Enable Midstream (oil and natural gas).

Gregory D. Grant	Executive Vice-President and President, Power and Energy Solutions	Prior to February 2025, President, Canadian Natural Gas Pipelines. Prior to January 2022, Senior Vice-President, Commercial. Prior to March 2020, Senior Vice-President, Strategy and Corporate Development.
Patrick C. Muttart Illinois, U.S.A.	Senior Vice-President, External Relations	Prior to December 2022, Senior Vice-President, Stakeholder Relations. Prior to September 2021, Director External Affairs, PMI Global Services (tobacco manufacturing).
Sean P. O'Donnell Texas, U.S.A.	Executive Vice-President, Strategy and Corporate Development and Chief Financial Officer
Prior to February 2025, Executive Vice-President and Chief Financial Officer (CFO). Prior to May 2024, Senior Vice-President, Capital Markets and Corporate Planning. Prior to November 2023, Executive Vice-President and CFO, Mexico Pacific Holdings LLC (energy infrastructure). Prior to November 2023, Operating Partner, Partner and Managing Director, Quantum Capital Group, LLC (formerly known as Quantum Energy Partners, LLC) (private equity firm).

28 | TC Energy Annual Information Form 2025

Corporate officers

Name	Present position held	Principal occupation during the five preceding years
Jane M. Brindle	Vice-President, Law and Corporate Secretary	Prior to December 2024, Director, Corporate Secretarial and Finance Law.
Yvonne Frame-Zawalykut	Vice-President, Corporate Controller	Prior to February 2023, Vice-President and Assistant Controller. Prior to November 2022, Director, Corporate Planning. Prior to December 2020, Director, Internal Group Finance.
David R. Marchand	Vice-President, Finance and Treasurer	Prior to December 2024, Vice-President, Finance. Prior to November 2024, Director, Finance. Prior to October 2021, Manager, Finance.
Michele L. Waters	Vice-President, Risk Management	Prior to November 2024, Director, Risk and Insurance, Cenovus Energy Inc.
Alisa M. Williams Texas, U.S.A.	Vice-President, Tax	Prior to August 2023, Director, Income Tax, U.S. and Mexico.
CONFLICTS OF INTEREST
Directors and officers of TC Energy and its subsidiaries are required to disclose any existing or potential conflicts in accordance with TC Energy's policies governing directors and officers and in accordance with the CBCA.
COBE covers potential conflicts of interest and requires that all employees, officers, directors and contract workers of TC Energy avoid situations that may result in a potential conflict.
In the event an employee, officer, director or contract worker finds themselves in a potential conflict situation, COBE stipulates that:
•the conflict should be reported; and
•the person should refrain from participation in any decision or action where there is a real or perceived conflict.
COBE also notes that employees and officers of TC Energy may not engage in outside business activities that are in conflict with or detrimental to the interests of TC Energy. The CEO and the executive leadership team must receive consent from the Chair of the Governance Committee for all outside business activities.
Under COBE, directors must also declare any material interest that they may have in a material contract or transaction and recuse themselves from related deliberations and approvals.
In addition to COBE, the directors and corporate officers of TC Energy are required to disclose any related parties and related party transactions in their annual directors and officers questionnaires. These questionnaires assist TC Energy in identifying and monitoring material related party transactions.
The Governance Committee reviews and approves any material related party transactions prior to the transaction occurring, and maintains oversight over material related party transactions following such approval.
There were no material conflicts of interests or related party transactions reported by the Board, CEO or the corporate officers, including the executive leadership team, in 2025.
TC Energy Annual Information Form 2025 | 29

Serving on other boards
The Board believes that it is important for it to be composed of qualified and knowledgeable directors. As a result, due to the specialized nature of the energy infrastructure business, some of the directors are associated with or sit on the boards of companies that ship natural gas through our pipeline systems. Transmission services on most of TC Energy’s pipeline systems in Canada and the U.S. are subject to regulation and, accordingly, we generally cannot deny transportation services to a creditworthy shipper. The Governance Committee monitors relationships among directors to ensure that business associations do not affect the Board’s performance.
The Board considers whether directors serving on the boards of, or acting as officers or in another similar capacity, for other entities including public and private companies, Crown corporations and other state-owned entities, and non-profit organizations pose any potential conflict. The Board reviews these relationships annually to determine that they do not interfere with any of our director’s ability to act in our best interests. If a director declares a material interest in any material contract or material transaction being considered at a meeting, the director is not present during the discussion and does not vote on the matter.
COBE requires employees to receive consent before accepting a directorship with an entity that is not an affiliate. The CEO and executive vice-presidents must receive the consent of the Chair of the Governance Committee. All other employees must receive the consent of the Corporate Secretary or their delegate.
Affiliates
The Board oversees relationships between TC Energy and any affiliates to avoid any potential conflicts of interest.
Corporate governance
Our Board and management are committed to the highest standards of ethical conduct and corporate governance.
TC Energy is a public company listed on the TSX and the NYSE, and we recognize and respect rules and regulations in both Canada and the U.S.
Our corporate governance practices comply with the Canadian governance guidelines, which include the governance rules of the CBCA, TSX and Canadian Securities Administrators, including:
•National Instrument 52-110, Audit Committees,
•National Policy 58-201, Corporate Governance Guidelines, and
•National Instrument 58-101, Disclosure of Corporate Governance Practices.
We also comply with the governance listing standards of the NYSE and the governance rules of the SEC that apply, in each case, to foreign private issuers.
Our governance practices comply with the NYSE standards for U.S. companies in all significant respects. As a non-U.S. company, we are not required to comply with most of the governance listing standards of the NYSE. As a foreign private issuer, however, we must disclose how our governance practices differ from those followed by U.S. companies that are subject to the NYSE standards. Our corporate governance practices do not significantly differ from those required to be followed by U.S. domestic issuers under the NYSE's listing standards. A summary of our governance practices compared to U.S. standards can be found on our website (www.tcenergy.com).
We benchmark our policies and procedures against major North American companies to assess our standards and we adopt best practices as appropriate. Some of our best practices are derived from the NYSE rules and comply with applicable rules adopted by the SEC to meet the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.
30 | TC Energy Annual Information Form 2025

Audit Committee
The Audit Committee is responsible for assisting the Board in overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements. It is also responsible for overseeing and monitoring the accounting and reporting process and the process, performance and independence of our internal and external auditors. The charter of the
Audit Committee can be found in Schedule B of this AIF.
RELEVANT EDUCATION AND EXPERIENCE OF MEMBERS
The members of the Audit Committee as of February 12, 2026 are Una Power (Chair), Scott Bonham, Cheryl F. Campbell, Michael R. Culbert, Susan C. Jones and Dawn Madahbee Leach.
The Board believes that the composition of the Audit Committee reflects a high level of financial literacy and expertise.
Each member of the Audit Committee has been determined by the Board to be independent and financially literate within the meaning of the definitions under Canadian and U.S. securities laws and the NYSE rules. In addition, the Board has determined that Ms. Power is an Audit Committee Financial Expert as that term is defined under U.S. securities laws. The Board has made this determination based on the education and breadth and depth of experience of each member of the Audit Committee.
The following is a description of the education and experience, apart from their respective roles as directors of TC Energy, of each member of the Audit Committee that is relevant to the performance of his or her responsibilities as a member of the Audit Committee.
Una Power (Chair)
Ms. Power earned a Bachelor of Commerce (Honours) degree from Memorial University and holds Chartered Professional Accountant, Chartered Accountant and Chartered Financial Analyst designations. She serves on the board of directors for Teck where she currently serves as Audit Committee Chair and also serves on the board of directors for Scotiabank, where she previously served as a member and Chair of its Audit Committee. Ms. Power was previously the Chief Financial Officer of Nexen Energy ULC, a former publicly traded oil and gas company that is now a wholly-owned subsidiary of CNOOC Limited, where she held various executive positions with responsibility for financial and risk management, strategic planning, budgeting, business development, energy marketing and trading, information technology and capital investment.
Scott Bonham
Mr. Bonham holds a Bachelor of Science degree in electrical engineering from Queen’s University and a Master of Business Administration from Harvard Business School. He currently serves on the board of directors for Loblaw Companies Limited, where he is a member of the Audit Committee and the Risk and Compliance Committee. He previously served on the board of directors for Scotiabank, where he was a member of the Audit and Conduct Review and Corporate Governance Committees. He has
an extensive background in venture capital and from 2000 to 2015, he was co-founder of GGV Capital. He is also the co-founder of Intentional Capital Real Estate (Canada) and previously served as a director of Magna.
Cheryl F. Campbell
Ms. Campbell holds a Master of Science degree in finance, with a minor in management, from the University of Colorado, Denver, as well as Bachelor of Science degrees in chemical engineering and business from the University of Colorado, Boulder. She currently serves on the board of directors of PGE, where she is Chair of the Safety & Nuclear Oversight Committee as well as a member of the Sustainability & Governance Committee. She also serves as the Chair of the board of Summit, as well as serving on the board of JANA Corporation. She previously served as a director and Audit Committee member of National Underground Group and, for 13 years, as Senior Vice President, Gas, with Xcel Energy, Inc.
Michael R. Culbert
Mr. Culbert holds a Bachelor of Science degree in Business Administration from Emmanuel College in Boston, Massachusetts.
He currently serves on the board of directors of ARC and is a member of the Human Resources and Compensation and Safety Reserves and Operational Excellence Committees. He previously served as a director of Precision, Reserve Royalty Income Trust, Enerplus and PETRONAS, and was a member of each of their Audit Committees, as well as the Vice-Chair of PETRONAS. Mr. Culbert was also a director and President of PNW LNG LP and former co-founder, director, President and Chief Executive Officer of Progress Energy Ltd.
TC Energy Annual Information Form 2025 | 31

Susan C. Jones
Ms. Jones earned a Bachelor of Arts degree in Political Science and Hispanic Studies from the University of Victoria. She also holds a Bachelor of Laws degree from the University of Ottawa. She earned a Leadership Diploma from the University of Oxford and holds a Director Certificate from Harvard University. Ms. Jones serves as a director of Canadian National Railway Company and is a member of its Audit, Finance and Risk Committee and Chair of its Safety & Environment Committee. Ms. Jones previously served as a director of ARC and was a member of the Audit and Finance Committee of Seven Generations Energy Ltd. prior to its merger with ARC. She also served as a director of Piedmont. She previously served on the boards and as a member of the Audit Committees of Gibson and Canpotex Limited, where she also served as Chair of the board. Ms. Jones held an executive leadership role at Nutrien Ltd. for 15 years, most recently as Executive Vice-President and Chief Executive Officer of the Potash Business Unit.
Dawn Madahbee Leach
Ms. Madahbee Leach graduated from the University of Waterloo’s Economic Development Program and holds a degree in Political Science and Law from York and Laurentian Universities. She is the General Manager for the Waubetek Business Development Corporation since she helped create and start the organization in 1988. Waubetek is a leading Indigenous Financial Institution that provides financial services to Indigenous entrepreneurs across Canada. She is also the founder, President and Chief Executive Officer of Indigenous Business International, which assists Indigenous people and companies internationally with various economic sector strategies and project reviews. She is the Chair of the National Indigenous Economic Development Board and has been part of this federally appointed board since 2000, providing advice and guidance to the federal government on issues related to Indigenous economic policies and programming. She also serves on the board of Peace Hills Trust where she is a member of the Executive, Loans and Trust Committees and is Chair of the Investment Committee. She also previously served as a board member of Niobay Metals Inc.
PRE-APPROVAL POLICIES AND PROCEDURES
TC Energy's Audit Committee maintains a pre-approval policy with respect to permitted non-audit services and audit services. For non-audit service engagements of up to $250,000, approval of the Audit Committee Chair is required, and the Audit Committee is to be informed of the engagement at the next scheduled Audit Committee meeting. For all non-audit service engagements of $250,000 or more, pre-approval of the Audit Committee is required.
To date, all non-audit services have been pre-approved by the Audit Committee in accordance with the pre-approval policy described above.
EXTERNAL AUDITOR SERVICE FEES
The table below shows the services KPMG LLP provided during the last two fiscal years and the fees they invoiced us:

($ millions)	2025	2024

Audit fees
•audit of the annual consolidated financial statements	18.7	19.4
•services related to statutory and regulatory filings or engagements
•review of interim consolidated financial statements and information contained in various prospectuses and other securities offering documents
Audit-related fees	0.1	1.4
•services related to the audit of the financial statements of TC Energy pipeline abandonment trusts and certain post-retirement plans, and certain special purpose audits
Tax fees	1.0	1.5
•Canadian and international tax planning and tax compliance matters, including the review of income tax returns and other tax filings
All other fees	0.4	0.5
•fees for other products and services provided by the auditors and not described above, which included fees related to advice and assistance with ESG services, and French and Spanish translation services

Total fees	20.2	22.8
Note
•2025 total fees are lower than 2024 primarily due to the Spinoff Transaction work included in 2024.
32 | TC Energy Annual Information Form 2025

Legal proceedings and regulatory actions
Except as described below, there are no legal proceedings in respect of which the Company is or was a party, or in respect of which any of the Company’s property is or was the subject during the year ended December 31, 2025, nor are there any such proceedings known by the Company to be contemplated, that involve a claim for damages exceeding 10% of the Company’s current assets. In addition, there have not been any (a) penalties or sanctions imposed against the Company by a court relating to securities legislation or by a securities regulatory authority during the year ended December 31, 2025, (b) any other penalties or sanctions imposed by a court or regulatory body against the Company that would likely be considered important to a reasonable investor in making an investment decision, or (c) settlement agreements entered into by the Company before a court relating to securities legislation or with a securities regulatory authority during the year ended December 31, 2025.
Pacific Atlantic Pipeline Construction Ltd.
CGL LP and Pacific Atlantic Pipeline Construction Ltd., one of the prime contractors on the Coastal GasLink pipeline, and their parent company Bonatti S.p.A, reached a mutually acceptable resolution to their disputes in third quarter 2025. The settlement was not an admission of liability by either party and the parties mutually released their respective claims in arbitration.
Details of the arbitration and the settlement are confidential, but did include the retention by CGL LP of the letter of credit funds drawn in 2024 and the settlement did not have a material impact on the Company's financial statements.

TC Energy Annual Information Form 2025 | 33

Transfer agent and registrar
TC Energy's transfer agent and registrar is Computershare Investor Services, Inc. with its Canadian transfer facilities in the cities of Calgary, Montréal, Toronto and Vancouver.
Material contracts
TC Energy did not enter into any material contracts outside the ordinary course of business during the year ended December 31, 2025, nor has it entered into any material contracts outside the ordinary course of business prior to the year ended December 31, 2025 which are still in effect as at the date of this AIF.
Interest of experts
KPMG LLP are the auditors of TC Energy and have confirmed with respect to TC Energy that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to TC Energy under all relevant U.S. professional and regulatory standards.
Additional information
1.Additional information in relation to TC Energy may be found under TC Energy's profile on SEDAR+ (www.sedarplus.ca).
2.Additional information including directors' and officers' remuneration and indebtedness, principal holders of TC Energy's securities and securities authorized for issuance under equity compensation plans (all where applicable), is contained in TC Energy's Management Information Circular for its most recent annual meeting of shareholders that involved the election of directors and can be obtained upon request from the Corporate Secretary of TC Energy.
3.Additional financial information is provided in TC Energy's audited consolidated financial statements and MD&A for its most recently completed financial year.
34 | TC Energy Annual Information Form 2025

Glossary
Capitalized terms used throughout this AIF but not otherwise defined herein have the meanings given to such terms in the MD&A and are incorporated by reference into this AIF.

Units of measure
Bcf	Billion cubic feet
hp	Horsepower
km	Kilometres
MMcf/d	Million cubic feet per day
MW	Megawatt(s)
MWh	Megawatt hours
TJ/d	Terajoules per day

General terms and terms related to our operations
B.C.	British Columbia
ESG	Environmental, social and governance
FID	Final investment decision
force majeure	Unforeseeable circumstances that prevent a party to a contract from fulfilling it
GHG	Greenhouse gas
investment base	Includes rate base as well as assets under construction
LNG	Liquefied natural gas
MCR	Major component replacement
rate base	Average assets in service, working capital and deferred amounts used in setting of regulated rates
WCSB	Western Canada Sedimentary Basin
Year End	Year ended December 31, 2025

Accounting terms
AFUDC	Allowance for funds used during construction
GAAP	U.S. generally accepted accounting principles
ROE	Return on common equity

Government and regulatory bodies terms
AER	Alberta Energy Regulator
BCEAO	Environmental Assessment Office (British Columbia)
BCER	B.C. Energy Regulator (formerly B.C. Oil and Gas Commission)
CBCA	Canada Business Corporations Act
CER	Canada Energy Regulator (formerly the National Energy Board (Canada))
CFE	Comisión Federal de Electricidad (Mexico)
CNE	Comisión Nacional de Energía (Mexico)
DOS	U.S. Department of State
FERC	Federal Energy Regulatory Commission (U.S.)
IESO	Independent Electricity System Operator (Ontario)
NYSE	New York Stock Exchange
PHMSA	Pipeline and Hazardous Materials Safety and Administration
SEC	U.S. Securities and Exchange Commission
TSX	Toronto Stock Exchange

TC Energy Annual Information Form 2025 | 35

Schedule A
METRIC CONVERSION TABLE
The conversion factors set out below are approximate factors. To convert from Metric to Imperial multiply by the factor indicated. To convert from Imperial to Metric divide by the factor indicated.

Metric	Imperial	Factor
Kilometres	Miles	0.62
Millimetres	Inches	0.04
Gigajoules	Million British thermal units	0.95
Cubic metres*	Cubic feet	35.3
Kilopascals	Pounds per square inch	0.15
Degrees Celsius	Degrees Fahrenheit	to convert to Fahrenheit multiply by 1.8, then add 32 degrees; to convert to Celsius subtract 32 degrees, then divide by 1.8
*The conversion is based on natural gas at a base pressure of 101.325 kilopascals and at a base temperature of 15 degrees Celsius.
36 | TC Energy Annual Information Form 2025

Schedule B
CHARTER OF THE AUDIT COMMITTEE
1.    PURPOSE
The Audit Committee shall assist the Board of Directors (the Board) in overseeing and monitoring, among other things, the:
•Company’s financial accounting and reporting process;
•integrity of the financial statements;
•Company’s internal control over financial reporting;
•external financial audit process;
•compliance by the Company with legal and regulatory requirements; and
•independence and performance of the Company’s internal and external auditor.
To fulfill its purpose, the Audit Committee has been delegated certain authorities by the Board that it may exercise on behalf of the Board.
2.    ROLES AND RESPONSIBILITIES
I.    Appointment of the Company’s External Auditor
Subject to confirmation by the external auditor of their compliance with Canadian and U.S. regulatory registration requirements, the Audit Committee shall recommend to the Board the appointment of the external auditor, such appointment to be confirmed by the Company’s shareholders at each annual meeting. The Audit Committee shall also recommend to the Board the compensation to be paid to the external auditor for audit services. The Audit Committee shall also be directly responsible for the oversight of the work of the external auditor (including resolution of disagreements between management and the external auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The external auditor shall report directly to the Audit Committee.
The Audit Committee shall review and approve the audit plan of the external auditor. The Audit Committee shall also receive periodic reports from the external auditor regarding the auditor’s independence, discuss such reports with the auditor, consider whether the provision of non‑audit services is compatible with maintaining the auditor’s independence and take appropriate action to satisfy itself of the independence of the external auditor. In addition, to further satisfy itself of audit quality and the independence of the external auditor, the Audit Committee shall undertake a Periodic Comprehensive Review of the External Auditor at least once every five years.
II.    Oversight in Respect of Financial Disclosure
The Audit Committee shall, to the extent it deems it necessary or appropriate:
(a)    review, discuss with management and the external auditor and recommend to the Board for approval, the Company’s audited annual consolidated financial statements, annual information form, management’s discussion and analysis (MD&A), all financial information in prospectuses and other offering memoranda, financial statements required by securities regulators, all prospectuses and all documents which may be incorporated by reference into a prospectus, including, without limitation, the annual management information circular, but excluding any pricing or prospectus supplement relating to the issuance of debt securities of the Company;
(b)    review, discuss with management and the external auditor and approve, the release to the public of the Company’s interim reports, including the consolidated financial statements, MD&A and news releases on quarterly financial results;
(c)    review and discuss with management and the external auditor the use of non-GAAP information and the applicable reconciliation;
TC Energy Annual Information Form 2025 | 37

(d)    review and discuss with management any financial outlook or future-oriented financial information disclosure in advance of its public release; provided, however, that such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made). The Audit Committee need not discuss in advance each instance in which the Company may provide financial projections or presentations to credit rating agencies;
(e)    review with management and the external auditor major issues regarding accounting policies and auditing practices, including any significant changes in the Company’s selection or application of accounting policies, as well as major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies that could significantly affect the Company’s financial statements;
(f)    review and discuss quarterly findings reports from the external auditor on:
(i)    all critical accounting policies and practices to be used;
(ii)    all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditor;
(iii)    other material written communications between the external auditor and management, such as any management letter or schedule of unadjusted differences;
(g)    review with management and the external auditor the effect of regulatory and accounting developments on the Company’s financial statements;
(h)    review with management and the external auditor the effect of any off-balance sheet structures on the Company’s financial statements;
(i)    review with management, the external auditor and, if necessary, legal counsel, any litigation, claim or contingency, including arbitration and tax assessments, that could have a material effect upon the financial position of the Company, and the manner in which these matters have been disclosed in the financial statements;
(j)    review disclosures made to the Audit Committee by the Company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO) during their certification process for the periodic reports filed with securities regulators about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls;
(k)    discuss with management the Company’s material financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;
III.    Oversight in Respect of Legal and Regulatory Matters
(a)    review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies;
IV.    Oversight in Respect of Internal Audit
(a)    review and approve the audit plans of the internal auditor of the Company including the degree of coordination between such plans and those of the external auditor and the extent to which the planned audit scope can be relied upon to detect weaknesses in internal control, fraud or other illegal acts;
(b)    review the significant findings prepared by the internal audit department and recommendations issued by it or by any external party relating to internal audit issues, together with management’s response thereto;
(c)    review compliance with the Company’s policies and avoidance of conflicts of interest;
(d)    review the report prepared by the internal auditor on officers’ expenses and aircraft usage;
38 | TC Energy Annual Information Form 2025

(e)    review the adequacy of the resources of the internal auditor to ensure the objectivity and independence of the internal audit function, including
(i)    receive reports from the internal audit department on its audit process with subsidiaries and affiliates; and
(ii)    review the Internal Audit Charter and as needed, approve any substantive changes.
(f)    ensure the internal auditor has access to the Chair of the Audit Committee, the Board and the CEO and meet separately with the internal auditor to review with him or her any problems or difficulties he or she may have encountered and specifically:
(i)    any difficulties which were encountered in the course of the audit work, including restrictions on the scope of activities or access to required information, and any disagreements with management;
(ii)    any changes required in the planned scope of the internal audit;
(iii)    the internal audit department responsibilities, budget and staffing;
and to report to the Board on such meetings;
V.    Oversight in Respect of the External Auditor
(a)    review any letter, report or other communication from the external auditor in respect of any identified weakness in internal control or unadjusted difference and management’s response and follow‑up, inquire regularly of management and the external auditor of any significant issues between them and how they have been resolved, and intervene in the resolution if required;
(b)    receive and review annually the external auditor’s formal written statement of independence delineating all relationships between itself and the Company;
(c)    meet separately with the external auditor to review any problems or difficulties the external auditor may have encountered and specifically:
(i)    any difficulties which were encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management;
(ii)    any changes required in the planned scope of the audit;
and to report to the Board on such meetings;
(d)    meet with the external auditor prior to the audit to review the planning and staffing of the audit;
(e)    receive and review annually the external auditor's written report on their own internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the external auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, and any steps taken to deal with such issues;
(f)    review and evaluate the external auditor, including the lead partner of the external auditor team;
(g)    ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, but at least every five years;
VI.    Oversight in Respect of Audit and Non‑Audit Services
(a)    pre-approve all audit services (which may entail providing comfort letters in connection with securities underwritings) and all permitted non‑audit services, other than non‑audit services where:
(i)    the aggregate amount of all such non‑audit services provided to the Company that were not pre-approved constitutes not more than five percent of the total fees paid by the Company and its subsidiaries to the external auditor during the fiscal year in which the non‑audit services are provided;
(ii)    such services were not recognized by the Company at the time of the engagement to be non‑audit services;
TC Energy Annual Information Form 2025 | 39

(iii)    such services are promptly brought to the attention of the Audit Committee and approved, prior to the completion of the audit, by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee;
(b)    approval by the Audit Committee of a non‑audit service to be performed by the external auditor shall be disclosed as required under securities laws and regulations;
(c)    the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals required by this subsection. The decisions of any member to whom authority is delegated to pre-approve an activity shall be presented to the Audit Committee at its first scheduled meeting following such pre-approval;
(d)    if the Audit Committee approves an audit service within the scope of the engagement of the external auditor, such audit service shall be deemed to have been pre-approved for purposes of this subsection;
VII.    Oversight in Respect of Certain Policies
(a)    review and recommend to the Board for approval the implementation of, and significant amendments to, policies and program initiatives deemed advisable by management or the Audit Committee with respect to the Company’s code of business ethics (COBE), risk management and financial reporting policies;
(b)    obtain reports from management, the Company’s senior internal auditing executive and the external auditor and report to the Board on the status and adequacy of the Company’s efforts to ensure its businesses are conducted and its facilities are operated in an ethical, legally compliant and socially responsible manner, in accordance with the Company’s COBE;
(c)    establish a non‑traceable, confidential and anonymous system by which callers may ask for advice or report any ethical or financial concern, ensure that procedures for the receipt, retention and treatment of complaints in respect of accounting, internal controls and auditing matters are in place, and receive reports on such matters as necessary;
(d)    annually review and assess the adequacy of the Company’s public disclosure policy;
(e)    review and approve the Company’s hiring policy for partners, employees and former partners and employees of the present and former external auditor (recognizing the Sarbanes-Oxley Act of 2002 does not permit the CEO, controller, CFO or chief accounting officer to have participated in the Company’s audit as an employee of the external auditor during the preceding one-year period) and monitor the Company’s adherence to the policy;
VIII.    Oversight in Respect of Financial Aspects of the Company’s Canadian Pension Plans (the Company’s pension plans), specifically:
(a)review and approve as needed the Statement of Investment Beliefs for the Company’s pension plans;
(b)delegate the ongoing administration and management of the financial aspects of the Canadian pension plans to the Pension Committee comprised of members of the Company’s management team appointed by the Human Resources Committee, in accordance with the Pension Committee Charter, which terms shall be approved by both the Audit Committee and the Human Resources Committee, and the terms of the Statement of Investment Beliefs;
(c)monitor the financial management activities of the Pension Committee and receive updates at least annually from the Pension Committee on the investment of the Plan assets to ensure compliance with the Statement of Investment Beliefs;
(d)    provide advice to the Human Resources Committee on any proposed changes in the Company’s pension plans in respect of any significant effect such changes may have on pension financial matters;
(e)    review and consider financial and investment reports and the funded status relating to the Company’s pension plans and recommend to the Board on pension contributions;
40 | TC Energy Annual Information Form 2025

(f)    receive, review and report to the Board on the actuarial valuation and funding requirements for the Company’s pension plans;
(g)    approve the initial selection or change of actuary for the Company’s pension plans;
(h)    approve the appointment or termination of the pension plans’ auditor;
IX.    U.S. Stock Plans
(a)    review and approve the engagement and related fees of the auditor for any plan of a U.S. subsidiary that offers Company stock to employees as an investment option under the plan;
X.    Oversight in Respect of Internal Administration
(a)    review annually the reports of the Company’s representatives on certain audit committees of subsidiaries and affiliates of the Company and any significant issues and auditor recommendations concerning such subsidiaries and affiliates;
(b)    oversee succession planning for the senior management in finance, treasury, tax, risk, internal audit and the controllers’ group;
XI.    Information Security
(a)review quarterly, the report of the Chief Information Officer (or such other appropriate Company representative) on information security controls, education and awareness.
XII.    Oversight Function
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditor. The Audit Committee, its Chair and any of its members who have accounting or related financial management experience or expertise, are members of the Board, appointed to the Audit Committee to provide broad oversight of the financial disclosure, financial risk and control related activities of the Company, and are specifically not accountable nor responsible for the day to day operation of such activities. Although designation of a member or members as an “audit committee financial expert” is based on that individual’s education and experience, which that individual will bring to bear in carrying out his or her duties on the Audit Committee, designation as an “audit committee financial expert” does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board in the absence of such designation. Rather, the role of any audit committee financial expert, like the role of all Audit Committee members, is to oversee the process and not to certify or guarantee the internal or external audit of the Company’s financial information or public disclosure.
3.    COMPOSITION OF AUDIT COMMITTEE
The Audit Committee shall consist of three or more directors, a majority of whom are resident Canadians (as defined in the Canada Business Corporations Act), and all of whom are unrelated and/or independent for the purposes of applicable Canadian and United States securities law and applicable rules of any stock exchange on which the Company's securities are listed. Each member of the Audit Committee shall be financially literate and at least one member shall have accounting or related financial management expertise (as those terms are defined from time to time under the requirements or guidelines for audit committee service under securities laws and the applicable rules of any stock exchange on which the Company’s securities are listed for trading or, if it is not so defined, as that term is interpreted by the Board in its business judgment).
4.    APPOINTMENT OF AUDIT COMMITTEE MEMBERS
The members of the Audit Committee shall be appointed by the Board from time to time on the recommendation of the Governance Committee and shall hold office until the next annual meeting of shareholders or until their successors are earlier appointed or until they cease to be directors of the Company.
TC Energy Annual Information Form 2025 | 41

5.    VACANCIES
Where a vacancy occurs at any time in the membership of the Audit Committee, it may be filled by the Board on the recommendation of the Governance Committee.
6.    AUDIT COMMITTEE CHAIR
The Board shall appoint a Chair of the Audit Committee who shall:
(a)    review and approve the agenda for each meeting of the Audit Committee and, as appropriate, consult with members of management;
(b)    preside over meetings of the Audit Committee;
(c)    make suggestions and provide feedback from the Audit Committee to management regarding information that is or should be provided to the Audit Committee;
(d)    report to the Board on the activities of the Audit Committee relative to its recommendations, resolutions, actions and concerns; and
(e)    meet as necessary with the internal and external auditor.
7.    ABSENCE OF AUDIT COMMITTEE CHAIR
If the Chair of the Audit Committee is not present at any meeting of the Audit Committee, one of the other members of the Audit Committee present at the meeting shall be chosen by the Audit Committee to preside at the meeting.
8.    SECRETARY OF AUDIT COMMITTEE
The Corporate Secretary shall act as Secretary to the Audit Committee.
9.    MEETINGS
The Chair, or any two members of the Audit Committee, or the internal auditor, or the external auditor, may call a meeting of the Audit Committee. The Audit Committee shall meet at least quarterly. The Audit Committee shall meet periodically with management, the internal auditor and the external auditor in separate executive sessions.
10.    QUORUM
A majority of the members of the Audit Committee, present in person or by telephone or other telecommunication device that permit all persons participating in the meeting to speak to each other, shall constitute a quorum.
11.    NOTICE OF MEETINGS
Notice of the time and place of every meeting shall be given in writing, facsimile communication or by other electronic means to each member of the Audit Committee at least 24 hours prior to the time fixed for such meeting; provided, however, that a member may in any manner waive a notice of a meeting. Attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.
12.    ATTENDANCE OF COMPANY OFFICERS AND EMPLOYEES AT MEETING
At the invitation of the Chair of the Audit Committee, one or more officers or employees of the Company may attend any meeting of the Audit Committee.
13.    PROCEDURE, RECORDS AND REPORTING
The Audit Committee shall fix its own procedure at meetings, keep records of its proceedings and report to the Board when the Audit Committee may deem appropriate but not later than the next meeting of the Board.
14.    REVIEW OF CHARTER AND EVALUATION OF AUDIT COMMITTEE
The Audit Committee shall review its Charter annually or otherwise, as it deems appropriate and, if necessary, propose changes to the Governance Committee and the Board. The Audit Committee shall annually review the Audit Committee’s own performance.
42 | TC Energy Annual Information Form 2025

15.    OUTSIDE EXPERTS AND ADVISORS
The Audit Committee is authorized, when deemed necessary or desirable, to retain and set and pay the compensation for independent counsel, outside experts and other advisors, at the Company’s expense, to advise the Audit Committee or its members independently on any matter.
16.    RELIANCE
Absent actual knowledge to the contrary (which shall be promptly reported to the Board), each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons or organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations and (iii) representations made by management and the external auditor, as to any information technology, internal audit and other non-audit services provided by the external auditor to the Company and its subsidiaries.
TC Energy Annual Information Form 2025 | 43